Exhibit 10.6

LEASE

between

VNO 100 WEST 33RD STREET LLC,

Landlord,

and

ROCKET FUEL INC.,

Tenant,

100 West 33rd Street

New York, New York 10001

as of July 31 , 2013

5.4.	Termination of Electric Service	35

Article 6 INITIAL CONDITION OF THE PREMISES		35
6.1.	Condition of Premises	35
6.2.	Landlord’s Work	36

Article 7 ALTERATIONS		36
7.1.	General	36
7.2.	Basic Alterations and Minor Alterations	37
7.3.	Approval Process	38
7.4.	Performance of Alterations	39
7.5.	Financial Integrity	41
7.6.	Effect on Building	43
7.7.	Time for Performance of Alterations	44
7.8.	Removal of Alterations and Tenant’s Property	44
7.9.	Contractors and Supervision	45
7.10.	Pantry	46
7.11.	Window Coverings	46
7.12.	Tenant Fund	46
7.13.	Air-Cooled HVAC Installations	49

Article 8 REPAIRS		49
8.1.	Landlord’s Repairs	49
8.2.	Tenant’s Repairs	49
8.3.	Certain Limitations	50
8.4.	Overtime	50

Article 9 ACCESS; LANDLORD’S CHANGES		51
9.1.	Access	51
9.2.	Landlord’s Obligation to Minimize Interference	52
9.3.	Reserved Areas	52
9.4.	Ducts, Pipes and Conduits	53
9.5.	Keys	53
9.6.	Landlord’s Changes	53

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		54
10.1.	Unavoidable Delays	54
10.2.	Interruption of Services	55
10.3.	Rent Credit	55

Article 11 REQUIREMENTS		56
11.1.	Tenant’s Obligation to Comply with Requirements	56
11.2.	Landlord’s Obligation to Comply with Requirements	57
11.3.	Certificate of Occupancy	57

Article 12 QUIET ENJOYMENT		58
12.1.	Quiet Enjoyment	58

Article 13 SUBORDINATION		58
13.1.	Subordination	58

13.2.	Terms of Nondisturbance Agreements	59
13.3.	Attornment	61
13.4.	Amendments to this Lease	62
13.5.	Tenant’s Estoppel Certificate	62
13.6.	Rights to Cure Landlord’s Default	62
13.7.	Zoning Lot Merger Agreement	63
13.8.	Tenant’s Financial Statements	63

Article 14 INSURANCE		64
14.1.	Tenant’s Insurance	64
14.2.	Landlord’s Insurance	65
14.3.	Mutual Waiver of Subrogation	66
14.4.	Evidence of Insurance	66
14.5.	No Concurrent Insurance	66
14.6.	Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance	67

Article 15 CASUALTY		67
15.1.	Notice	67
15.2.	Landlord’s Restoration Obligations	67
15.3.	Rent Abatement	68
15.4.	Landlord’s Termination Right	68
15.5.	Tenant’s Termination Right	69
15.6.	Termination Rights at End of Term	70
15.7.	No Other Termination Rights	70

Article 16 CONDEMNATION		71
16.1.	Effect of Condemnation	71
16.2.	Condemnation Award	72
16.3.	Temporary Taking	72

Article 17 ASSIGNMENT AND SUBLETTING		73
17.1.	General Limitations	73
17.2.	Landlord’s Expenses	74
17.3.	Recapture Procedure	75
17.4.	Certain Transfer Rights	80
17.5.	Preliminary Approval	82
17.6.	Transfer Taxes	83
17.7.	Transfer Profit	83
17.8.	Permitted Transfers	85

Article 18 TENANT’S RIGHT OF FIRST OFFER TO LEASE		87
18.1.	Right of First Offer	87
18.2.	Option Notice	87
18.3.	Option Procedure	88
18.4.	Certain Limitations	88
18.5.	Lease Provisions Apply	90
18.6.	Delivery	90

Article 19 TENANT’S RIGHT TO LEASE ADDITIONAL SPACE		91
19.1.	Additional Space	91
19.2.	Option	91
19.3.	Certain Limitations	91
19.4.	Lease Provisions Apply	92
19.5.	Delivery	93

Article 20 RENEWAL		93
20.1.	Renewal Option	93
20.2.	Lease Provisions Apply	94

Article 21 FAIR MARKET RENT		94
21.1.	Certain Definitions	94
21.2.	Fair Market Rent Assumptions	95
21.3.	Fair Market Procedure	95

Article 22 DEFAULT		97
22.1.	Events of Default	97
22.2.	Termination	98

Article 23 TENANT’S INSOLVENCY		98
23.1.	Assignments pursuant to the Bankruptcy Code	98
23.2.	Replacement Lease	99
23.3.	Insolvency Events	100
23.4.	Effect of Stay	102
23.5.	Rental for Bankruptcy Purposes	102

Article 24 REMEDIES AND DAMAGES		102
24.1.	Certain Remedies	102
24.2.	No Redemption	103
24.3.	Calculation of Damages	103

Article 25 LANDLORD’S EXPENSES AND LATE CHARGES		105
25.1.	Landlord’s Costs	105
25.2.	Interest on Late Payments	105

Article 26 SECURITY		106
26.1.	Security Deposit	106
26.2.	Landlord’s Rights	106
26.3.	Return of Security	107
26.4.	Transfer of Letter of Credit	107
26.5.	Renewal of Letter of Credit	107
26.6.	Reduction in Security Amount	108

Article 27 END OF TERM		108
27.1.	End of Term	108
27.2.	Holdover	108

Article 28 NO WAIVER		109
28.1.	No Surrender	109

v

28.2.	No Waiver by Landlord	109
28.3.	No Waiver by Tenant	110

Article 29 JURISDICTION		110
29.1.	Governing Law	110
29.2.	Submission to Jurisdiction	110
29.3.	Waiver of Trial by Jury; Counterclaims	111

Article 30 NOTICES		111
30.1.	Addresses; Manner of Delivery	111

Article 31 BROKERAGE		112
31.1.	Broker	112

Article 32 INDEMNITY		113
32.1.	Tenant’s Indemnification of the Landlord Indemnitees	113
32.2.	Landlord’s Indemnification of the Tenant Indemnitees	114
32.3.	Indemnification Procedure	114

Article 33 LANDLORD’S CONSENTS; ARBITRATION		116
33.1.	Certain Limitations	116
33.2.	Expedited Arbitration	116

Article 34 ADDITIONAL PROVISIONS		118
34.1.	Tenant’s Property Delivered to Building Employees	118
34.2.	Not Binding Until Execution	118
34.3.	No Third Party Beneficiaries	118
34.4.	Extent of Landlord’s Liability	118
34.5.	Extent of Tenant’s Liability	118
34.6.	Survival	119
34.7.	Recording	119
34.8.	Entire Agreement	119
34.9.	Counterparts	119
34.10.	Exhibits	119
34.11.	Gender; Plural	119
34.12.	Divisibility	119
34.13.	Vault Space	120
34.14.	Adjacent Excavation	120
34.15.	Captions	120
34.16.	Parties Bound	120
34.17.	Authority	120
34.18.	Rent Control	121
34.19.	Consequential Damages	121
34.20.	Tenant’s Advertising	122
34.21.	Specially Designated Nationals; Blocked Persons; Embargoed Persons	122

DEFINED TERMS

Term	Page
Additional Space	91
Additional Space Commencement Date	93
Additional Space Notice	91
Additional Space Option	91
Additional Space Tenant Fund	93
Additional Space Term	91
Affiliate	3
Alterations	36
Alterations Notice	38
Amortized Transfer Expenses	76
Applicable Area	94
Applicable Date	95
Applicable Option Space	87
Applicable Rate	3
Appraiser	96
Assessed Valuation	17
Average Cost per Kilowatt Hour	12
Average Cost per Peak Demand Kilowatt	12
Bank Requirements	106
Bankruptcy Code	98
Base Electrical Capacity	32
Base Operating Expense Year	6
Base Operating Expenses	6
Base Rate	4
Base Tax Period	18
Base Taxes	18
Basic Alteration	38
Basic Sublease Provisions	82
Broker	112
Building	1
Building Change	43
Building Hours	28
Building Systems	28
Business Days	4
Casualty Statement	69
Claim	115
Claim Against Landlord	113
Claim Against Tenant	114
Commencement Date	2
Condominium Board	58
Condominium Declaration	59
Consumer Price Index	4
Control	4

Decorative Alterations	37
Deficiency	104
Disbursement Request	47
Electricity Additional Rent	33
Electricity Inclusion Charge	34
Embargoed Person	122
Escalation Rent	4
Event of Default	97
Excluded Amounts	18
Exempt Sublease	80
Expedited Arbitration Proceeding	117
Expiration Date	1
Fair Market Rent	94
Fixed Expiration Date	1
Fixed Rent	2
GAAP	4
Governmental Authority	56
Holidays	4
HVAC	28
HVAC Hours	29
HVAC Overtime Periods	29
HVAC Systems	28
Indemnitee	115
Indemnitor	115
Initial Alterations	37
Initial Tenant Requirement	5
Insolvency Events	101
Insolvency Party	98
ISO	64
Landlord	1
Landlord Indemnitees	114
Landlord’s Post-Commencement Work	36
Landlord’s Work	36
Landlord’s Determination	95
Landlord’s Pre-Commencement Work	36
Landlord’s Property Policy	65
Lessor	59
Letter of Credit	106
List	122
Maximum Disbursement Amount	47
Minimum Demise Requirement	5
Minimum Occupancy Requirement	5
Minor Alteration	38
Minor Alterations Threshold	38
Monthly Operating Expense Payment Amount	14

Monthly Tax Payment Amount	19
Mortgage	59
Mortgagee	59
Net Worth Assignment Requirement	85
Nondisturbance Agreement	59
Occupancy Agreement	73
OFAC	122
Operating Expense Payment	10
Operating Expense Statement	10
Operating Expense Year	10
Operating Expenses	6
Option	88
Option Cutoff Date	89
Option Notice	87
Option Response Notice	88
Option Space	87
Option Space Commencement Date	90
Option Term	88
Out-of-Pocket Costs	5
Overtime Periods	28
Permitted Party	73
Person	5
Predecessor Tenant	100
Premises	1
Property Management Charge	6
Proposed Transfer Terms	75
Prospective Operating Expense Statement	13
Prospective Tax Statement	19
Qualified Alteration	45
Real Property	1
Recapture Date	76
Recapture Procedure	75
Recapture Space	75
Recapture Sublease	76
Recapture Sublease Notice	76
Recapture Subtenant	76
Recapture Termination	78
Recapture Termination Notice	78
Reminder Notice	91
Renewal Notice	93
Renewal Option	93
Renewal Term	93
Rent Commencement Date	2
Rent Notice	95
Rentable Area	5

Rental	2
Requirements	56
Reserved Areas	52
Restroom Alterations	46
Risers	26
Rules	25
Scheduled Additional Space Commencement Date	91
Scheduled Option Space Commencement Date	87
Second Bite Date	69
Settlement	115
Short-Term Sublease	76
Soft Costs	46
Specialty Alterations	37
Substantial Completion	37
Successor	59
Successor Limitation Items	61
Superior Lease	59
Tax Payment	19
Tax Statement	19
Tax Year	19
Taxes	18
Tenant	1
Tenant Fund	46
Tenant Indemnitees	114
Tenant Obligor	101
Tenant’s Auto Policy	64
Tenant’s Determination	95
Tenant’s Liability Policy	64
Tenant’s Operating Expense Share	10
Tenant’s Property	37
Tenant’s Property Policy	64
Tenant’s Signs	26
Tenant’s Statements	63
Tenant’s Tax Share	19
Tenant’s Worker’s Compensation Policy	64
Term	1
Term Sheet	83
Transfer	73
Transfer Date	75
Transfer Expenses	75
Transfer Inflow	84
Transfer Notice	75
Transfer Outflow	84
Transfer Profit	84
Transferee	75

x

Transferor	75
Unavoidable Delays	54
Usable Area	5
Utility Company	12
Work Access	51
Work Deposit	42

EXHIBITS

Exhibit “A” - Premises

Exhibit “3.3” - Rules

Exhibit “3.4” - Tenant’s Signs

Exhibit “4.4” - Cleaning Specifications

Exhibit “6.2” - Landlord’s Pre-Commencement Work

Exhibit “7.2” — Space Plan for Initial Alterations

Exhibit “18.1” - Option Space

Exhibit “19.1” - Additional Space

THIS LEASE, dated as of the                    day of July, 2013, by and between VNO 100 WEST 33RD STREET LLC, a Delaware limited liability company, having an address c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019, as landlord, and ROCKET FUEL INC., a Delaware corporation, having an address at 350 Marine Parkway, Redwood City, California 94065, as tenant (the Person that holds the interest of the landlord hereunder at any particular time being referred to herein as “Landlord”; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as “Tenant”).

WITNESSETH:

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises on the third (3rd) floor of the building that is known by the street address of 100 West 33rd Street, New York, New York 10001, as shown on Exhibit “A” attached hereto and made a part hereof (such premises being collectively referred to herein as the “Premises”; such building being referred to herein as the ‘‘Building”; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the “Real Property”).

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1

DEMISE, TERM, FIXED RENT

1.1.                            Demise.

Subject to the terms hereof, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord the Premises for the term to commence on the Commencement Date and to end on the last day of the calendar month during which occurs the day immediately preceding the date that is ten (10) years after the Rent Commencement Date (the “Fixed Expiration Date”; the Fixed Expiration Date, or such earlier or later date that the term of this Lease expires or otherwise terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the “Expiration Date”; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the “Term’’).

1.2.                            Commencement Date.

(A)                               Subject to Section 1.2(B) hereof, the term of this Lease shall commence on the date that Landlord delivers vacant and exclusive possession of the Premises to Tenant in accordance with this Lease and with Landlord’s Pre-Commencement Work Substantially Complete (such date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Pre-Commencement Work Substantially Complete being referred to herein as the “Commencement Date”). Notwithstanding anything to the contrary contained herein, in the event that the Commencement Date shall not occur within one twenty (120) days following the date hereof (which period shall be extended by periods of Unavoidable Delays but not more than thirty (30) days in the aggregate) then Tenant as its sole remedy shall have the right to give Landlord notice by the one hundred twentieth (120th) day (as so extended) (time being of the essence) which notice shall refer to this Lease and shall stale in bold and capital letters as follows: THE LEASE SHALL BE DEEMED TERMINATED UNLESS THE COMMENCEMENT DATE SHALL OCCUR WITHIN FIVE (5) BUSINESS DAYS OF THIS NOTICE. In the event that the Commencement Date shall not occur by the fifth (5th) Business Day following such notice, this Lease shall be deemed terminated and of no further force and effect, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant, and thereafter neither party shall have any rights or obligations hereunder except those surviving the Expiration Date.

(B)                             Landlord shall cause Landlord’s Pre-Commencement Work to be Substantially Completed on or prior to the Commencement Date.

(C)                             The term “Rental” shall mean, collectively, the Fixed Rent, the Escalation Rent the additional rent payable by Tenant to Landlord hereunder, and all other amounts payable by Tenant to Landlord hereunder.

1.3.                            Rent Commencement Date.

The term “Rent Commencement Date” shall mean the same numerical day as the Commencement Date that occurs in the fourteenth (14th) month thereafter.

1.4.                            Fixed Rent.

(A)                               The annual fixed rent for the Premises (the annual fixed rent payable hereunder for the Premises at any particular time being referred lo herein as the “Fixed Rent”) shall be:

(1)                                 Two Million Three Hundred Seventy-Seven Thousand Nine Hundred Twenty Dollars and No Cents ($2,377,920.00) ($198,160.00 per month) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the date that is five (5) years after the Rent Commencement Date; and

(2)                                 Two Million Six Hundred Twenty-Five Thousand Six Hundred Twenty Dollars and No Cents ($2,625,620.00) ($218,801.67 per month) for the period commencing on the date that is five (5) years after the Rent Commencement Date and ending on the Fixed Expiration Date.

1.5.                            Payments of Fixed Rent.

(A)                               Subject to Section 1.5(E) hereof, Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein).

(B)                               Landlord shall have the right to require Tenant to pay the Fixed Rent and any other items of Rental when due by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant.

(C)                               Subject to Section 1.5(B) hereof, Tenant shall have the right to pay the Fixed Rent and any other items of Rental by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant. Landlord shall so designate an account within thirty (30) days after Tenant’s request therefor from time to time.

(D)                               If the Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) subject to Section 1.5(E) hereof, Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

(E)                                Tenant shall pay to Landlord on the date hereof an amount equal to One Hundred Ninety-Eight Thousand One Hundred Sixty Dollars and No Cents ($198,160.00), which Landlord shall apply to the Fixed Rent that first comes due hereunder from and after the Rent Commencement Date until such amount is exhausted.

1.6.                            Certain Definitions.

(A)                               The term “Affiliate” shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(B)                               The term “Applicable Rate” shall mean, at any particular time, the lesser of (x) four hundred (400) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(C)                               The term “Base Rate” shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its “prime lending rate”).

(D)                               The term “Business Days” shall mean all days, excluding Saturdays, Sundays and Holidays.

(E)                                The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (which the parties acknowledge is currently New York — Northern New Jersey — Long Island, NY — NJ — CT — PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau docs not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(F)                                 The term “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(G)                               The term “Escalation Rent” shall mean the Rental payable to Landlord under Article 2 hereof.

(H)                              The term “GAAP” shall mean generally accepted accounting principles, consistently applied, except that if, at any time from and after the date hereof, the American Institute of Certified Public Accountants adopts international financial reporting standards as the basis for financial reporting in the United States, then references in this Lease to GAAP shall be deemed to be references to such international financial reporting standards, consistently applied.

(I)                                   The term “Holidays” shall mean all days observed as legal holidays by either (x) the State of New York, (y) the United States of America, or (z) the labor unions that service the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (x) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC System does not observe such day as a holiday, and (y) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).

(J)                                   The term “Initial Tenant Requirement” shall mean the requirement that Tenant is the Person that executed and delivered this Lease initially as the tenant hereunder or a Person that succeeds to such Person pursuant to the terms of Section 17.8 hereof.

(K)                              The term “Minimum Demise Requirement” shall mean the requirement that this Lease demises at least forty-nine thousand five hundred forty (49,540) square feet of Rentable Area.

(L)                                The term “Minimum Occupancy Requirement” shall mean (i) with respect to Article 18 hereof, the requirement that Tenant occupies at least fifty percent (50%) of the Premises for the conduct of its business and (ii) with respect to Article 20 hereof, the requirement that Tenant (or an Affiliate of Tenant) occupies at least seventy-five percent (75%) of the Rentable Area that is demised by this Lease for the conduct of business.

(M)                            The term “Out-of-Pocket Costs” shall mean costs that a Person pays to a third party that is not an Affiliate of such Person (and, accordingly, Out-of-Pocket Costs shall not include (i) the costs that such Person incurs in compensating its own employees to perform a service or supervise work within the scope of their employment, or (ii) the administrative costs that such Person incurs in operating its own offices).

(N)                               The term “Person” shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(O)                               The term “Rentable Area” shall mean, with respect to a particular floor area, the area thereof (expressed as a particular number of square feet), as determined in accordance with the standards that the parties used to calculate that the area of the Premises is forty-nine thousand five hundred forty (49,540) square feet in the aggregate.

(P)                                 The term “Usable Area” shall mean, with respect to a particular floor area, the usable area thereof (expressed as a particular number of square feet), as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, Revised December 2003, as published by The Real Estate Board of New York, Inc.

Article 2

ESCALATION RENT

2.1.                            Operating Expense Definitions.

(A)                               The term “Base Operating Expenses” shall mean the Operating Expenses for the Base Operating Expense Year.

(B)                               The term “Base Operating Expense Year” shall mean the 2014 calendar year.

(C)                               The term “Operating Expenses” shall mean, subject to the terms of this Section 2.1 and to Section 2.2(F) hereof, the expenses paid or incurred by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Real Property (and employing personnel therefor) as reflected on Landlord’s books (which Landlord shall keep in accordance with GAAP). Landlord shall have the right to include in Operating Expenses for a particular Operating Expense Year a property management charge in an amount not to exceed the product obtained by multiplying (i) three percent (3%), by (ii) the gross rents that Landlord collects from Tenant and the other tenants in the Building during such Operating Expense Year (such amount being referred to herein as the “Property Management Charge”). Operating Expenses shall exclude:

(1)                                 Taxes,

(2)                                 Excluded Amounts,

(3)                                 subject to Section 2.2(F) hereof, payments of fees, interest or principal in respect of Landlord’s debt (including, without limitation, any debt that is secured by Mortgages),

(4)                                 expenses that relate to leasing space in the Building (including, without limitation, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), the cost of performing improvements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, leasing commissions and the cost of lease buy-outs),

(5)                                 expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property,

(6)                                 the cost of any repairs, replacements or improvements to the Building (including, without limitation, the facade thereof) that are required to be capitalized by GAAP (including, without limitation, lease obligations that are required to be capitalized under GAAP) (except in each case as otherwise provided in Section 2.2(F) hereof),

(7)                                 depreciation or amortization expense (subject, however, to Section 2.2(F) hereof),

(8)                                 the cost of electricity that is furnished to the portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants the Building (it being understood that Operating Expenses shall include the cost of electricity that is required to operate the Building Systems as provided in Section 2.2(B) hereof),

(9)                                 salaries and the cost of benefits in either case for personnel above the grade of building manager,

(10)                          charges for the general overhead costs that Landlord incurs in managing, operating, maintaining, or staffing its offices that are not located at the Building.

(11)                          rent paid or payable under Superior Leases (except to the extent that (I) such rent that is paid or payable under Superior Lease is for Taxes or Operating Expenses, and (II) Landlord has not otherwise included such Taxes or Operating Expenses in the calculation of Escalation Rent under this Article 2),

(12)                          subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated, whether by virtue of insurance proceeds, condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord for Landlord’s services in the Building or otherwise (other than by virtue of other tenants in the Building making payments to Landlord for Operating Expenses as escalation rental),

(13)                          the cost of providing any level of service that exceeds the level of service that Landlord furnishes to Tenant hereunder,

(14)                          legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Real Property,

(15)                          costs that Landlord incurs in restoring or repairing the Building after the occurrence of a tire or other casualty or after a partial condemnation thereof,

(16)                          costs that Landlord incurs in performing, or correcting defects in, Landlord’s Work;

(17)                          advertising, entertainment and promotional costs that are paid or incurred for the Building,

(18)                          management fees that Landlord pays to a property manager (it being understood, however, that nothing in this clause (18) limits Landlord’s right to include in Operating Expenses the Property Management Charge),

(19)                          the expenses paid or incurred by or on behalf of Landlord in owning, maintaining, repairing, managing and operating the portion of the Real Property that is used for retail purposes,

(20)                          any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship,

(21)                          interest, penalties and late charges that in either case are paid or incurred as a result of late payments made by Landlord or by reason of Landlord’s failure to comply with Requirements (to the extent that Landlord is required to comply with such Requirements pursuant to the terms hereof),

(22)                          costs incurred in operating any sign or other similar device designed principally for advertising or promotion to the extent that Landlord leases or licenses to a third party such sign or device, or the portion of the Building where such sign or device is installed,

(23)                          the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than liability for amounts otherwise includible in Operating Expenses hereunder) and all expenses incurred in connection therewith,

(24)                          amounts payable by Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended),

(25)                          costs incurred by Landlord which result from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct,

(26)                          costs that Landlord incurs to correct a representation made by Landlord in this Lease,

(27)                          fines or penalties that are assessed against Landlord by a Governmental Authority by virtue of violations at the Building of applicable Requirements,

(28)                          fees, dues or contributions that Landlord pays voluntarily to civic organizations, charities, political parties or political action committees,

(29)                          the cost of providing HVAC during Overtime Periods to portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants the Building (except that Landlord shall have the right to include in Operating Expenses the cost of providing HVAC during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(30)                          the cost of providing freight elevator or loading dock service during Overtime Periods (except that Landlord shall have the right to include in Operating Expenses the cost of providing freight elevator or loading dock service during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(31)                          the cost of objects of fine art that Landlord installs in the Building, other than the retail portion thereof, (with the understanding, however, that (x) Landlord shall have the right to include in Operating Expenses the cost of fine art that Landlord installs in the Building, other than the retail portion thereof, to the extent that such installation is required by applicable Requirements (subject, however, to Section 2.2(F) hereof), and (y) nothing contained in this clause (31) precludes Landlord from including in Operating Expenses the cost of maintaining and repairing objects of fine art that Landlord installs in the common areas of the Building, other than the retail portion thereof),

(32)                          costs associated with the construction, installation, repair or operation of any broadcasting facility, conference center, luncheon club, athletic facility, child care facility, auditorium, cafeteria, or any other similar specialty facility, except to the extent that any such facility exists in the Building as of the date hereof for the general benefit of tenants in the Building,

(33)                          costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand, a stationery store or a parking facility),

(34)                          costs that are duplicative of any other cost that is included in Operating Expenses,

(35)                          costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located,

(36)                          the portion of any costs that are properly allocable to any building other than Building,

(37)                          costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests,

(38)                          costs incurred in connection with expanding the Rentable Area of the Building,

(39)                          costs incurred to remove, encapsulate, or otherwise abate hazardous materials that are located in the Building as of the date hereof to the extent that a Requirement requires such removal, encapsulation or abatement as of the date hereof (it being understood, however, that (I) nothing in this clause (39) limits Landlord’s right to include in Operating Expenses the costs that Landlord incurs to test and monitor such hazardous materials in the common areas of the Building, and (II) in no event shall Landlord have the right to include in Operating Expenses the cost of removing, encapsulating or Otherwise abating asbestos),

(40)                          expense reserves,

(41)                          costs related to the removal or abatement of petroleum or other chemicals, that are deemed to be “hazardous materials” released at the Building in violation of Requirements by another tenant or occupant of the Building or a contractor of such other tenant or occupant, and

(42)                          costs to comply with any violation of any Requirements applicable to the Real Property as of the date hereof or insurance Requirements in effect as of the date hereof.

(D)                               The term “Operating Expense Payment” shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (i) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (ii) Tenant’s Operating Expense Share.

(E)                                The term “Operating Expense Statement” shall mean a statement that shows the Operating Expense Payment for a particular Operating Expense Year.

(F)                                 The term “Operating Expense Year” shall mean the Base Operating Expense Year and each subsequent calendar year.

(G)                               The term “Tenant’s Operating Expense Share” shall mean, subject to the terms hereof, six and ninety-eight one-thousandths percent (6.098%).

2.2.                            Calculation of Operating Expenses.

(A)

(1)                                 Subject to the terms of this Section 2.2(A), if the entire Rentable Area of the Building (other than the retail portion thereof) is not occupied by Persons conducting business therein for the entire Operating Expense Year, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses including, without limitation (but without duplication), the Property Management Charge, that vary based on the extent to which the Building is so occupied by the amount that Landlord would have included in Operating Expenses if the entire Rentable Area of the Real Property (other than the retail portion thereof) was occupied by Persons conducting business therein for the entire Operating Expense Year.

(2)                                 Subject to the terms of this Section 2.2(A), if (i) for any particular period, Landlord performs a particular service or a particular level of service for the benefit of Tenant in operating the Real Property, (ii) Tenant does not otherwise pay to Landlord additional rent for the costs incurred by Landlord in performing such service or such level of service, (iii) Landlord includes the cost of performing such service or such level of service in Operating Expenses for purposes of calculating the Operating Expense Payment for the applicable Operating Expense Year, and (iv) Landlord does not perform such service or such level of service for the benefit of all of the other portions of the Real Property that are occupied by Persons conducting business therein for the applicable period (it being understood that Landlord’s obligations under Section 8.1 hereof are not superseded by this Section 2.2(A)(2)), then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which Landlord performs such service or such level of service for the benefit of occupants of the Building by the amount that Landlord would have included in Operating Expenses if Landlord performed such service or such level of service for the entire Rentable Area of the Real Property (other than the retail portion thereof) that is occupied by Persons conducting business therein for the applicable period.

(3)                                 Subject to the terms of this Section 2.2(A), if (x) a lease for the leasable space in the Building (or a portion thereof) is in effect, and (y) Landlord does not collect rent therefor for any reason (including, without limitation, the effectiveness of a rent abatement or the tenant’s default under the applicable lease), then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the rental rate that applies thereunder (it being understood that if a rental abatement is in effect, then the Property Management Charge shall be calculated at the rental rate that applies immediately after the last day of the abatement period).

(4)                                 Subject to the terms of this Section 2.2(A), if Landlord, during a particular Operating Expense Year (or a portion thereof), does not perform repair and maintenance on a particular element of the Building because such element of the Building is out of service or not fully in use, then Landlord shall have the right to increase Operating Expenses to reflect the amount of expenses that Landlord would have incurred if Landlord had performed such repair and maintenance for the entire Operating Expense Year. Accordingly, if, for example, during a particular Operating Expense Year, Landlord does not incur costs to repair and maintain the finishes in the lobby of the Building because the lobby is not in service for such Operating Expense Year, then Landlord shall have the right to include in Operating Expenses for such Operating Expense Year the costs that Landlord would have incurred in repairing and maintaining the finishes in the lobby of the Building for the entire Operating Expense Year.

(5)                                 Landlord shall increase the Operating Expenses for the Base Operating Expense Year as described in this Section 2.2(A), For purposes of calculating the Operating Expenses for the Base Operating Expense Year, any fee or expenditure that otherwise constitutes an Operating Expense and that is paid or payable to any Affiliate of Landlord shall not be less than the amount that would be reasonably expected to be paid in the absence of such relationship.

(B)                               Landlord shall have the right to include in Operating Expenses (and Landlord shall include in Base Operating Expenses), for the electricity supplied to the Building

Systems and other common elements of the Building, an amount equal to one hundred three percent (103%) of the sum of:

(1)                                 the product obtained by multiplying (i) the Average Cost per Peak Demand Kilowatt, by (ii) the number of kilowatts that constituted the peak demand for electricity for the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatts as described in clause (ii) above shall not include the number of kilowatts that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor), and

(2)                                 the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor).

(C)                               The term “Average Cost per Peak Demand Kilowatt” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period, by (y) the number of kilowatts that constituted such peak demand, as reflected on the electric meter or meters for the Building.

(D)                               The term “Average Cost per Kilowatt Hour” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the electricity supplied to the Building for such period (other than the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building.

(E)                                The term “Utility Company” shall mean, collectively, the local electrical energy distribution company and the competitive energy provider with which Landlord has made arrangements to obtain electric service for the Building; provided, however, that if Landlord makes arrangements to produce electricity to satisfy all or a portion of the requirements of the Building, then (1) Utility Company shall also refer to the producer of such electricity, and (II) the charges imposed by such producer shall be included in the calculation of Average Cost per Kilowatt Hour and Average Cost per Peak Demand Kilowatt to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building’s electrical requirements from a local electrical energy distribution company and a competitive energy provider.

(F)                                 If (i) Landlord makes an improvement to the Real Property or a replacement of equipment at the Real Property in either case in connection with the maintenance, repair, management or operation thereof, (ii) GAAP requires Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement that is first enacted after the date hereof, (b) in lieu of repairs, or (e) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs), then Landlord shall have the right to include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion thereof that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with GAAP (until the cost of such improvement or such equipment is amortized fully); provided, however, that (1) for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses, Landlord shall have the right to include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion of the cost of such improvement or replacement that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the period that Landlord reasonably determines that the cost of such improvement or replacement (and such interest) will equal the aggregate amount of the reduction in other Operating Expenses for each Operating Expense Year that derives from such improvement or such replacement (with the understanding, however, that such period shall in no event exceed the useful life of such improvement or replacement as determined in accordance with GAAP), and (11) for any such improvement or replacement that Landlord makes in lieu of a repair (and that Landlord docs not make to comply with a Requirement or for the purpose of saving or reducing Operating Expenses), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the cost of the repairs that Landlord would have otherwise made if Landlord did not make such improvement or replacement.

2.3.                            Operating Expense Payment.

(A)                               From and after the first (1st) anniversary of the Commencement Date, Tenant shall pay the Operating Expense Payment to Landlord in accordance with the terms of this Section 2.3.

(B)                               Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Operating Expense Payment for a particular Operating Expense Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Operating Expense Statement”; one-twelfth (1/12th) of the Operating Expense Payment shown on a Prospective Operating Expense

Statement being referred to herein as the “Monthly Operating Expense Payment Amount”). If Landlord gives to Tenant a Prospective Operating Expense Statement (or Landlord is deemed to have given to Tenant a Prospective Operating Expense Statement pursuant to Section 2.3(C) hereof), then Tenant shall pay to Landlord, as additional rent, on account of the Operating Expense Payment due hereunder for such Operating Expense Year, the Monthly Operating Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Operating Expense Year, in the same manner as the monthly installments of the Fixed Rent hereunder (it being understood that Tenant shall not be required to commence such payments of the Monthly Operating Expense Payment Amount (x) before the first (1st) day of the Operating Expense Year to which relates the applicable Monthly Operating Expense Payment Amount, or (y) earlier than the thirtieth (30th) day after the date that Landlord gives the Prospective Operating Expense Statement to Tenant), If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement after the first (1st) day of the applicable Operating Expense Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Operating Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Operating Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Operating Expense Year, over (11) the aggregate amount theretofore paid by Tenant to Landlord on account of the Operating Expense Payment for such Operating Expense Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement for a particular Operating Expense Year, then Landlord shall also provide to Tenant, within two hundred seventy (270) days after the last day of such Operating Expense Year, an Operating Expense Statement for such Operating Expense Year.

(C)                               Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Operating Expense Payment as reflected on an Operating Expense Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment (if any) as contemplated by Section 2.3(B) hereof, within thirty (30) days after the date that Landlord gives such Operating Expense Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment as contemplated by Section 2.3(B) hereof, over (ii) the Operating Expense Payment as reflected on such Operating Expense Statement, provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant an Operating Expense Statement, then, unless Landlord otherwise specifies in such Operating Expense Statement, Landlord shall be deemed to have given to Tenant a Prospective Operating Expense Statement for the Operating Expense Year immediately succeeding the Operating Expense Year that is covered by such Operating Expense Statement, that reflects an Operating Expense Payment for such immediately succeeding Operating Expense Year in an amount equal to the Operating Expense Payment for such Operating Expense Year that is covered by such Operating Expense Statement.

(D)                                  If the Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Base Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(E)                                If the Expiration Date is not the last day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(F)                                 Landlord’s failure to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any Operating Expense Year shall not impair Landlord’s right to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any other Operating Expense Year. Landlord shall not have the right to require Tenant to make an Operating Expense Payment for a particular Operating Expense Year unless Landlord gives to Tenant an Operating Expense Statement for such Operating Expense Year within two (2) years after the last day of such Operating Expense Year.

(G)                               Landlord shall have the right to give to Tenant an Operating Expense Statement at any time after the last day of the Base Operating Expense Year that reflects the Base Operating Expenses (regardless of whether such Operating Expense Statement reflects a payment that is due from Tenant on account of the Operating Expense Payment).

(H)                              If the Operating Expenses for the Base Operating Expense Year are redetermined at any time after the date that Landlord gives an Operating Expense Statement to Tenant for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for an Operating Expense Year (using the Operating Expenses that reflects such redetermination for the Base Operating Expense Year). If such revised Operating Expense Statements indicates that Tenant has underpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall pay to Landlord an amount equal to the amount of such underpayment within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If such revised Operating Expense Statement indicates that Tenant has overpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the amount of such overpayment; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that (I) Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date, and (II) nothing contained in this Section 2.3(H) limits Tenant’s rights under Section 2.4 hereof).

(1)                                 If, during any particular Operating Expense Year, Landlord receives a reimbursement, rebate or refund of an Operating Expense that Landlord incurred in a prior Operating Expense Year that occurs after the Base Operating Expense Year, then Landlord shall (x) adjust the Operating Expenses for such Operating Expense Year retroactively, and (y) give promptly to Tenant a revised Operating Expense Statement for such Operating Expense Year. If such revised Operating Expense Statement indicates that Tenant overpaid the Operating Expense Payment for such Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, together with interest thereon calculated at the Base Rate from the date that Tenant paid such overpayment to Landlord to the date that Tenant uses such credit. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(I), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

2.4.                            Auditing of Operating Expense Statements.

(A)                               Any Operating Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within one hundred eighty (180) days after the date that Landlord gives Tenant such Operating Expense Statement. Tenant gives a notice to Landlord objecting to such Operating Expense Statement. Tenant’s right to give such notice (and conduct the audit contemplated by this Section 2.4(A)) shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the one hundred eightieth (180th) day after the date that Landlord gives the applicable Operating Expense Statement to Tenant). Tenant shall have the right to audit the Base Operating Expenses as contemplated by this Section 2.4(A) only after receiving the first Operating Expense Statement that sets forth the Base Operating Expenses (including, without limitation, an Operating Expense Statement that Landlord gives to Tenant as described in Section 2.3(F) hereof), and. accordingly, once Tenant’s right to so audit Base Operating Expenses lapses. Tenant shall not have the right to thereafter audit Base Operating Expenses, notwithstanding that Base Operating Expenses is included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years, unless Landlord subsequently changes Base Operating Expense in which event Tenant shall have one hundred eighty (180) days after such change to audit Base Operating Expenses. If Tenant gives such notice to Landlord, then, subject to the terms of this Section 2.4(A). Tenant may examine Landlord’s books and records relating to such Operating Expense Statement to determine the accuracy thereof, provided that Tenant uses Tenant’s diligent efforts to consummate such examination within a reasonable period after the date that Tenant gives such notice to Landlord.

Tenant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord’s office or, at Landlord’s option, at the office of Landlord’s managing agent or accountants. Tenant shall not have the right to conduct an audit of Landlord’s books and records as described in this Section 2.4 during the period that an Event of Default has occurred and is continuing. Tenant shall have the right to conduct such examination using Tenant’s own employees. Tenant, in performing such examination, shall also have the right to be accompanied by a certified public accountant from one of the “big-4” firms of certified public accountants (or their successors), or, at Tenant’s option, a certified public accountant from a reputable firm that is reasonably acceptable to Landlord; provided, however, that Tenant shall not be entitled to be so accompanied by any certified public accountant unless Tenant and such certified public accountant certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such certified public accountant is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Operating Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless Tenant delivers to Landlord a statement, in a form reasonably designated by Landlord, signed by Tenant and Tenant’s certified public accountant to which such books and records are proposed to be disclosed, pursuant to which Tenant and such certified public accountants agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant’s certified public accountant derive from such examination as required by law or to Tenant’s counsel or other professional advisors that in either case agree to maintain such information in confidence).

(B)                               If it is determined ultimately that (i) Landlord, in an Operating Expense Statement, overstated the Operating Expense Payment, and (ii) Tenant overpaid the Operating Expense Payment for a particular Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder; and, if Tenant’s audit reveals that Landlord overstated Operating Expenses for a particular Operating Expense Year by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable Out-of-Pocket Costs paid or incurred by Tenant in performing Tenant’s audit of Landlord’s books and records which reimbursement shall be made within thirty (30) days after Tenant gives Landlord reasonable supporting documentation describing the aforesaid costs of Tenant’s audit. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.4(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

(C)                               Nothing contained in this Section 2.4 shall constitute an extension of the date by which Tenant is required to pay the Operating Expense Payment to Landlord hereunder.

2.5.                            Tax Definitions.

(A)                               The term “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the

Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.

(B)                               The term “Base Taxes” shall mean the quotient obtained by dividing (i) the Taxes for the Base Tax Period, by (ii) the number of Tax Years in the Base Tax Period.

(C)                               The term “Base Tax Period” shall mean the period consisting of two (2) fiscal years commencing on July 1, 2013 and ending on June 30, 2015.

(D)                               The term “Excluded Amounts” shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.

(E)                                Subject to the terms of this Section 2.5(E), the term “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, including, without limitation, (i) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property (except that Taxes shall not include such fee, tax or charge to the extent that Landlord leases or licenses such vaults or vault spaces to a third party), and (ii) any taxes, fees or assessments levied, in whole or in part, for public benefits to the Real Property (including, without limitation, any business improvement district taxes, fees and assessments and taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building). Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any real estate taxes that are separately assessed against a sign or billboard that is affixed to the Building or otherwise located on the Real Property, and (c) any exemption or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property. If, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes (to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable Governmental Authority intended for such tax or assessment to constitute a substitution for any Taxes), then such other lax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Real Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). If any such real estate taxes or assessments are payable in installments without penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(F)                                 The term “Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Tax Share (it being understood that the Tax Payment shall be due with respect to each Tax Year following the first Tax Year in the Base Tax Period).

(G)                               The term “Tax Statement” shall mean a statement that shows the Tax Payment for a particular Tax Year.

(H)                              The term “Tax Year” shall mean the first period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes) in the Base Tax Period and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(I)                                   The term “Tenant’s Tax Share” shall mean, subject to the terms hereof, five and six hundred forty-one ten-thousandths percent (5.0641%).

2.6.                            Tax Payment.

(A)                               Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord, as additional rent, the Tax Payment.

(B)                               Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Tax Payment for a particular Tax Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Tax Statement”; one-twelfth (1/12th) of the Tax Payment shown on a Prospective Tax Statement being referred to herein as the “Monthly Tax Payment Amount”). If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement, then, subject to the terms of this Section 2.6(B), Tenant shall pay to Landlord, as additional rent, on account of the Tax Payment due hereunder for such Tax Year, the Monthly Tax Payment Amount, on the first (1st) day of each subsequent calendar month until Tenant has paid to Landlord, pursuant to this Section 2.6(B), the full amount of the Tax Payment as so estimated in the Prospective Tax Statement. Tenant shall pay the Monthly Tax Payment Amount to Landlord in the same manner as the monthly installments of the Fixed Rent hereunder. Landlord shall not have the right to require Tenant to commence Tenant’s payment of the Monthly Tax Payment Amount for a particular Tax Year earlier than the one hundred fiftieth (150th) day of the immediately preceding Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement after the one hundred fiftieth (150th) day of the immediately preceding Tax Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Tax Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Tax Payment Amount, by (y) the number of calendar months that have theretofore elapsed since the one hundred fiftieth (150th) day of the immediately preceding Tax Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Tax Payment for the Tax Year to which the Prospective Tax Statement relates. Landlord shall not have the right to use this Section 2.6(B) to collect more than fifty percent (50%) of the Tax Payment shown on a particular Prospective Tax Statement earlier than the thirtieth (30th) day before the date that the first installment of Taxes is due to the applicable Governmental Authority for a particular Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement for a particular Tax Year, then Landlord shall also provide to Tenant, within one hundred eighty (180) days after the last day of such Tax Year, a Tax Statement for such Tax Year.

(C)                               Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Tax Payment as reflected on a Tax Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment (if any) as contemplated by Section 2.6(B) hereof, within thirty (30) days after the date that Landlord gives such Tax Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment as contemplated by Section 2.6(B) hereof, over (ii) the Tax Payment as reflected on such Tax Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant a Tax Statement, then, unless Landlord otherwise specifies in such Tax Statement. Landlord shall be deemed to have given to Tenant a Prospective Tax Statement, for the Tax Year immediately succeeding the Tax Year that is covered by such Tax Statement, that reflects a Tax Payment for such immediately succeeding Tax Year in an amount equal to the Tax Payment for such Tax Year that is covered by such Tax Statement.

(D)                               If the Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the first Tax Year of the Base Tax Period, then the Tax Payment for the Tax Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E)                                If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(F)                                 The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.

(G)                               Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant’s diplomatic status or otherwise.

(H)                              If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority (with the understanding, however, that Tenant shall not be required to pay a Tax Payment to Landlord earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Tax Statement to Tenant).

(I)                                   Landlord’s failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord’s right to give to Tenant a Tax Statement for any other Tax Year.

(J)                                   Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) promptly after Tenant’s request therefor from time to time.

2.7.                            Tax Reduction Proceedings.

(A)                               Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

(B)                               If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord’s receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(B). Landlord shall have the right to deduct from such refund the Out-of-Pocket Costs that Landlord incurs in obtaining such refund (so that Landlord, in calculating the adjusted Tax Payment, takes into account only the net proceeds of such refund that Landlord receives (or that is credited to Landlord)), Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(B), then Landlord shall pay to Tenant an amount equal to Tenant’s share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord’s obligation to make such payment shall survive the Expiration Date).

(C)

(1)                                 If the Assessed Valuation for a Tax Year in the Base Tax Period is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.

(2)                                 If the Assessed Valuation for a Tax Year in the Base Tax Period is increased at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such increase in such Assessed Valuation). Landlord shall credit against the Rental thereafter coming due hereunder an amount equal to Tenant’s overpayment of the Tax Payment (calculated as aforesaid using such increased Assessed Valuation). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(C)(2), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) such increase in such Assessed Valuation occurs after the Expiration Date, and (ii) Tenant is entitled to a credit against Rental as contemplated by this Section 2.7(C)(2). then Landlord shall pay to Tenant an amount equal to such credit within thirty (30) days after the date that such increase in such Assessed Valuation occurs (and Landlord’s obligation to make such payment shall survive the Expiration Date).

2.8.                            Condominium Conversion.

(A)                               If Landlord files a Condominium Declaration, then, with respect to the portion of the Term from and after the date that Taxes are imposed separately on (i) the condominium unit that comprises or the condominium units that comprise the Premises, or (ii) the condominium unit or condominium units of which the Premises is a part, as the case may be,

(I) Tenant’s Tax Share shall be recalculated as of the date that Taxes are so imposed separately as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the applicable condominium unit, (II) Base Taxes shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are imposed separately on such condominium unit, by (y) a fraction, the numerator of which is the number of square feet of Rentable Area comprising such condominium unit, and the denominator of which is the number of square feet of Rentable Area in the Building, and (III) Taxes shall be deemed to mean only the Taxes that are imposed on such condominium unit.

(B)                               If Landlord files a Condominium Declaration, then, with respect to the period from and after the date that the Condominium Declaration is effective. (I) Tenant’s Operating Expense Share shall be recalculated as of such date that the Condominium Declaration is declared effective as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the applicable condominium unit (other than any retail portion thereof), (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses immediately prior to the date that the Condominium Declaration is effective, by (y) a fraction, the numerator of which is the number of square feet of Rentable Area comprising such condominium unit (other than the retail portion thereof), and the denominator of which is the number of square feet of Rentable Area in the Building (other than the retail portion thereof), and (III) Operating Expenses shall be deemed to mean only the Operating Expenses that apply to such condominium unit (it being understood that the common charges that the Condominium Board assesses against such condominium unit shall constitute Operating Expenses for purposes hereof to the extent that the costs and expenses that comprise such common charges would not have been otherwise excluded from Operating Expenses in accordance with the terms hereof).

2.9.                            Building Additions.

(A)                               If, prior to Landlord’s filing of a Condominium Declaration, Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that Taxes are assessed on the Building to reflect such improvements. (I) Tenant’s Tax Share shall be recalculated as of the date that Taxes are so assessed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (after taking into account such expansion of the Rentable Area thereof) and (II) Base Taxes shall be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are assessed on the Building to reflect such improvements, by (y) a fraction, the numerator of which is the Taxes that are assessed against the Building (after taking such improvements into account), and the denominator of which is the Taxes that are assessed against the Building (before taking such improvements into account).

(B)                               If, prior to Landlord’s filing of a Condominium Declaration, Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that such improvements are Substantially Completed. (I) Tenant’s Operating Expense Share shall be recalculated as of the date that such improvements are Substantially Completed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (other than any retail portion thereof) (after taking such expansion into account) and (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses prior to the date that such improvements are Substantially Completed, by (y) a fraction, the numerator of winch is the Operating Expenses for the Building (after such improvements are Substantially Completed), and the denominator of which is the Operating Expenses for the Building (prior to such improvements being Substantially Completed).

Article 3

USE

3.1.                            Permitted Use.

(A)                               Subject to Section 3.2 hereof, Tenant shall use the Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case only as general, administrative and executive offices, research and development and for uses reasonably ancillary thereto.

(B)                               Landlord acknowledges that the following items qualify as uses that are ancillary to Tenant’s use of the Premises as general, administrative and executive offices, and research and development (provided that Tenant’s use of the Premises for such purposes supports Tenant’s primary use of the Premises as general, administrative and executive offices, and research and development):

(1)                                 pantries and vending machines;

(2)                                 conference rooms and board rooms;

(3)                                 data processing centers;

(4)                                 duplicating and photographic reproduction facilities;

(5)                                    mailroom and messenger facilities; and

(6)                                 secured storage facilities for Tenant’s Property, including, without limitation, equipment, records and files.

Nothing contained in this Section 3.1(B) impairs Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof. Landlord and Tenant acknowledge that the parties’ description of particular ancillary uses in this Section 3.1(B) does not impair Tenant’s right to use the Premises for other uses that are otherwise reasonably ancillary to Tenant’s use of the Premises as general, administrative and executive offices and research and development as provided in this Section 3.1.

3.2.                            Limitations.

Tenant shall not use the Premises or any pan thereof, or permit the Premises or any part thereof to be used:

(1)                                 for the conduct of “off-the-street” retail trade;

(2)                                 by any Governmental Authority or any other Person having sovereign or diplomatic immunity (it being understood, however, that this clause (2) shall not prohibit a Permitted Party from permitting representatives of a Governmental Authority to enter a portion of the Premises temporarily to perform audits or other similar regulatory review of such Permitted Party’s business);

(3)                                 for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that a Permitted Party has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by such Permitted Party’s personnel and business guests in the Premises);

(4)                                 as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of a Permitted Party who are employed at the Premises); or

(5)                                 for gaming or gambling.

3.3.                            Rules.

Subject to the terms of this Section 3.3. Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit “3.3” attached hereto and made a part hereof, and other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (such rules that are attached hereto, and such other rules, being collectively referred to herein as the “Rules”). Landlord shall not have any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant (i) that Landlord is not then enforcing against all other office tenants in the Building, or (ii) in a manner that differs in any material respect from the manner in which Landlord is enforcing the applicable Rule against other office tenants in the Building. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

3.4.                            Tenant’s Signs.

(A)                               Subject to the terms of this Section 3.4, Tenant shall have the right to erect and maintain signs containing only Tenant’s name and logo on the inside of the windows of the Premises at the locations described in, and in accordance with the specifications described in, Exhibit “3.4” attached hereto and made a part hereof or if no specifications are set forth therein such signage shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld provided that such signage is otherwise in conformance with the terms of this Section 3.4 (any such signs erected by Tenant being collectively referred to herein as “Tenant’s Signs”). Tenant’s installation of Tenant’s Signs shall be performed at Tenant’s cost in accordance with the provisions set forth in Article 7 hereof. Tenant shall not have the right to erect Tenant’s Signs that would create the impression in the mind of a reasonable person that the Building is named for Tenant. Tenant shall be permitted to erect and maintain Tenant’s Signs only during the period that the Minimum Demise Requirement is satisfied and the Initial Tenant Requirement is satisfied. Tenant, at Tenant’s expense, shall operate, maintain and repair any Tenant’s Signs that Tenant erects pursuant to this Section 3.4 in accordance with customary standards for first-class office buildings in the vicinity of the Building and in compliance with all applicable Requirements. Tenant, at Tenant’s expense, shall remove Tenant’s Signs promptly upon the earlier to occur of (x) the Expiration Date, and (y) the date that Tenant has no further right to erect or maintain Tenant’s Signs pursuant to this Section 3.4. and shall repair any damage caused by the installation of Tenant’s Signs or such removal.

(B)                               Tenant shall have the right to install and maintain during the Term a sign containing only Tenant’s name and logo (i) on the door of the Premises and (ii) in the third floor elevator lobby outside of the entrance to the Premises in a location reasonably acceptable to Landlord, provided that any such signs shall be subject to Landlord’s prior written consent.

3.5.                            Risers.

Subject to the terms of this Section 3.5, Landlord hereby consents to Tenant’s installing and maintaining, at Tenant’s option, in connection with the performance of the Initial Alterations, electrical lines, telecommunications and computer lines and cabling which may be lawfully installed therein provided such other equipment is used in connection with Tenant’s business conducted at the Premises in shafts reasonably designated by Landlord with access to the Premises (collectively, the “Risers”). Landlord shall provide Tenant with reasonably necessary access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install the Risers at Tenant’s expense. Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. If Tenant exercises Tenant’s right to install the Risers as contemplated by this Section 3.5, then Tenant, at Tenant’s expense, shall maintain the Risers in good condition during the Term. Landlord, at Landlord’s cost and expense and at no cost to Tenant, and upon reasonable prior notice to Tenant of not less than ninety (90) days, may, to the extent reasonably necessary, at any time and from time to time during the Term, reasonably relocate any of the Risers; provided, however, that Landlord shall (i) so relocate such Risers to a location reasonably acceptable to Tenant and Landlord, (ii) perform such relocation outside of ordinary business hours or on days other than Business Days and in a manner that does not interfere with the operation of Tenant’s business in any material respect or does not unreasonably interfere with Tenant’s use of the Premises for the use permitted under Section 3.1 hereof. Tenant, upon Expiration Date, shall not be required to remove the Risers; provided, however, that Landlord shall have the right to require Tenant to remove the Risers upon the Expiration Date to the extent required by any Requirement.

3.6.                            Promotional Displays.

Except as expressly permitted by Section 3.4 hereof but subject to the terms thereof. Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

3.7.                            Core Toilets.

Tenant shall have the right to use the toilets that are located in the core area of the Building on any floor of the Building where the Premises is located and where the Premises does not include the entire Rentable Area of such floor (in common with the other occupants of such floor of the Building).

3.8.                            Wireless Internet Service.

Subject to the terms of this Section 3.8. Tenant shall have the right to install wireless systems in the Premises, including, without limitation, wireless systems that enable users to access the Internet or cellular telephone systems. Tenant shall not solicit other occupants of the Building to use wireless services that emanate from the Premises. Tenant shall not permit the signals of Tenant’s wireless systems (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant’s use of other portions of the Building. Tenant shall operate Tenant’s wireless systems (if any) in accordance with applicable Requirements. Tenant acknowledges that Landlord may establish Rules in accordance with Section 3.3 hereof to coordinate the use of wireless systems by occupants of the Building (it being understood that such Rules may allocate radio frequencies among occupants of the Building to the extent permitted by applicable Requirements and to the extent reasonably practicable). Tenant shall provide to Landlord from time to time, reasonably promptly after Landlord’s request, a description of technical specifications of the wireless systems (if any) that Tenant uses in the Premises. Nothing contained in this Section 3.8 diminishes Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof.

3,9.                            Telecommunications.

Landlord shall permit Tenant to gain access to the facilities of the telecommunications provider that services the Building from time to time through the telecommunication closet on the floor of the Building where the Premises is located (it being understood that Landlord’s granting such access to Tenant shall not constitute Landlord’s agreement to provide telecommunications services to Tenant or to otherwise have responsibility for the operation or security thereof).

Article 4

SERVICES

4.1.                            Certain Definitions.

(A)                               The term “Building Hours” shall mean the period from 8:00 am to 6:00 pm on Business Days and the period from 8:00 am to 1:00 pm on Saturdays that are not Holidays.

(B)                               The term “Building Systems” shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C)                               The term “HVAC” shall mean heat, ventilation and air-conditioning.

(D)                               The term “HVAC Systems” shall mean the Building Systems that provide HVAC.

(E)                                The term “Overtime Periods” shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading facility.

4.2.                            Elevator Service.

(A)                               Subject to the terms of Section 9.6(C) hereof. Article 10 hereof and this Section 4.2. Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant’s use of the passenger elevators shall be in common with other occupants of the Building. Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least one (1) passenger elevator that services the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises.

(B)                               Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. Tenant’s use of the freight elevator shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator in accordance with applicable Requirements. If Tenant uses the freight elevator during Overtime Periods, then, only during such Overtime Periods, Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord’s giving to Tenant an invoice therefor; provided, however, that Tenant shall not be required to pay for the first sixty (60) hours of Tenant’s overtime use of the freight elevator only for Tenant’s initial move into the Premises or Tenant’s performance of the Initial Alterations (but not for purposes associated with the ordinary conduct of Tenant’s business). Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours which, as of the date hereof, is four (4) hours unless contiguous to Building Hours in which event there is no minimum, If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants. Landlord’s hourly rate for the freight elevator as of the date of this Lease is One Hundred Dollars ($100).

4.3.                            Heat, Ventilation and Air-Conditioning.

(A)                               Subject to the terms of Article 10 hereof and this Section 4.3, Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Premises during the hours of 8:00 am to 8:00 pm on Business Days and 8:00 am to 1:00 pm on Saturdays that are not Holidays (such hours collectively, the “HVAC Hours”). Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises. Landlord shall not be required to repair or maintain during the Term (i) any installations that exist in the Premises on the Commencement Date that distribute within the Premises HVAC that the HVAC System provides, or (ii) any system that is located in the Premises on the Commencement Date that provides supplemental HVAC for the Premises (in addition to the HVAC provided by the HVAC System). Tenant shall keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.

(B)                               Landlord shall operate the HVAC System for Tenant’s benefit during periods that are not HVAC Hours (“HVAC Overtime Periods”) if Tenant so advises Landlord not later than 2:00 pm on the Business Day immediately preceding the day on which Tenant requires HVAC during HVAC Overtime Periods. If Landlord so provides HVAC to the Premises during HVAC Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord gives to Tenant an invoice therefor. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the HVAC System during HVAC Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours. No such hourly rate shall be payable to Landlord with respect to any supplemental HVAC unit in the Premises provided that Tenant shall be obligated to pay for all electricity used in connection therewith.

4.4.                            Cleaning.

(A)                               Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit “4.4” attached hereto and made a part hereof. Landlord shall not be required to clean the portions of the Premises (if any) (x) that Tenant uses for the storage, preparation, service or consumption of food or beverages, (y) in which Tenant is performing Alterations, or (z) in which the interior installation has been demolished in all material respects. Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord in removing from the Building any of Tenant’s refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B)                               Tenant, at Tenant’s expense, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.

(C)                               Tenant, at Tenant’s expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages. Tenant shall not have the right to perform any cleaning services (or any other similar facilities management services such as, for example, matron services or handyman services) in the Premises using any Person other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are commercially reasonable, and (y) subject to Section 4.8 hereof, Tenant shall have the right to use

Tenant’s own employees for such additional cleaning services. If such cleaning contractor does not agree to charge Tenant for such additional cleaning services (or such similar services) at commercially reasonable rates, then Tenant may employ to perform such additional cleaning services (or such similar services) another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

(D)                               Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably after having given Tenant reasonable advance notice of the effectiveness thereof or that is required by Requirements.

(E)                                Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

4.5.                            Water.

Landlord shall provide, through the Building Systems, hot and cold water at one (1) connection point at the perimeter of the Premises only for ordinary drinking, pantry, cleaning and lavatory purposes. Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Landlord shall not be required to repair or maintain during the Term any installations that exist in the Premises on the Commencement Date that distribute water in the Premises. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.

4.6.                            Directory.

Subject to the terms of this Section 4.6, Landlord shall make available to Tenant, from and after the Commencement Date, the computerized directory in the lobby of the Building for purposes of listing the names of the personnel of Permitted Parties. Landlord shall reprogram such directory to add or delete names of the personnel or Permitted Parties promptly after Tenant’s request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of ninety (90) days. Tenant shall pay to Landlord, as additional rent, a reasonable charge for any such reprogramming requested by Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor (it being understood that Tenant shall not be required to pay such charge for the initial programming of such computerized directory). If Landlord replaces the computerized directory with a standard directory in the lobby of the Building, then Tenant shall be entitled to Tenant’s Operating Expense Share of such listings on such directory for purposes of listing the names of the personnel of Permitted Parties as provided in this Section 4.6. Landlord reserves the right to remove the directory in the lobby of the Building at any time (without making a replacement thereof).

4.7.                            No Other Services.

Landlord shall not be required to provide any services to support Tenant’s use and occupancy of the Premises, except to the extent expressly set forth herein.

4.8.                            Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly and shall take such other action us may be reasonably necessary to resolve such conflict.

Article 5

ELECTRICITY

5.1.                            Capacity.

Subject to the terms of this Article 5 and Article 10, Landlord shall provide Tenant access at all times to the electrical closet on the floor of the Building where the Premises is located, for Tenant’s use, six and 0/100 (6) watts of electrical capacity (demand load) per square foot of Usable Area in the Premises (such electrical capacity being referred to herein as the “Base Electrical Capacity”). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity.

5.2.                            Electricity for the Building.

Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord’s negligence or willful misconduct. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises on the Commencement Date that distribute electricity within the Premises.

5.3.                            Submetering.

(A)                               Subject to the provisions of this Section 5.3, Landlord shall measure Tenant’s demand for and consumption of electricity in the Premises (including, without limitation, in connection with any supplemental HVAC unit in the Premises) and for HVAC during HVAC Overtime Periods using a submeter that is, or submeters that are, installed and maintained by Landlord. Landlord shall pay the cost of installing such submeter or submeters. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Tenant shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant’s cost, as part of the applicable Alteration.

(B)                               Tenant shall pay to Landlord, as additional rent, an amount (the “Electricity Additional Rent”) equal to one hundred three percent (103%) of the sum of:

(1)                                 the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that constituted the peak demand for electricity in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and

(2)                                 the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises.

(C)                               Subject to Section 5.3(D) hereof, Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord’s calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the ninetieth (90th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord’s calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord’s submeter readings and Landlord’s calculation of the Electricity Additional Rent, at Landlord’s offices or, at Landlord’s option, at the offices of Landlord’s managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

(D)                               If a submeter measuring Tenant’s electrical demand and consumption in the Premises has not been installed in the Premises, or the submeters measuring Tenant’s electrical demand and consumption in the Premises have not been installed in the Premises, in either case on or prior to the date hereof, then (x) Landlord shall order such submeter or such submeters promptly after the date hereof, and (y) Landlord shall install such submeter or such submeters promptly after the Commencement Date. Landlord and Tenant shall cooperate with each other in good faith to coordinate the installation of such submeter or such submeters with Tenant’s performance of the Initial Alterations. Landlord, in installing such submeter or such submeters, shall have the right to interrupt electrical service to the Premises temporarily and in accordance with good construction practice provided any such interruptions do not materially interfere with Tenant’s use of or access to the Premises during normal business hours for the use permitted under Section 3.1 hereof.

(E)                                Subject to the terms of this Section 5.3(E), if, prior to Landlord’s installing a submeter or the submeters in the Premises, Tenant commences the performance of the Initial Alterations, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0041, by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof in which Tenant is performing the Initial Alterations), by (III) the number of days in the period commencing on the date that Tenant so commences the Initial Alterations and ending on the earlier of (a) the date immediately preceding the date that Tenant first occupies the Premises (or the applicable portion thereof) for the conduct of business, and (b) the date immediately preceding the date that the submeter for the Premises (or the applicable portion thereof) is operational or the submeters for the Premises (or the applicable portion thereof) are operational. Landlord shall give Tenant an invoice for the aforesaid fee from time to time (but not less frequently than monthly). Tenant shall pay the aforesaid fee to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant.

(F)                                 Subject to the terms of this Section 5.3(F), if, prior to Landlord’s installing a submeter or submeters in the Premises. Tenant occupies all or any portion of the Premises for the conduct of business, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0048 (which amount shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on Commencement Date), by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof that Tenant is occupying for the conduct of business), by (III) the number of days in the period commencing on the date that Tenant occupies the Premises (or the applicable portion thereof) for the conduct of business and ending on the date immediately preceding the date that the submeter for the Premises or the applicable portion thereof is operational or that the submeters for the Premises or the applicable portion thereof are operational (such fee being referred to herein as the “Electricity Inclusion Charge’’). Landlord shall give Tenant an invoice for the Electricity Inclusion Charge from time to time (but not less frequently than monthly). Tenant shall pay the Electricity Inclusion Charge to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant. If (I) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), exceeds (II) the Electricity Inclusion Charge for any particular period of one (1) month, then Tenant shall pay to Landlord an amount equal to such excess for each such month within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (I) the Electricity Inclusion Charge for any particular period of one (l) month, exceeds (II) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), then Landlord, at Landlord’s option, shall either (x) refund promptly to Tenant an amount equal to such excess for each such month, or (y) credit such excess for each such month against the monthly installments of Rental next becoming due and payable hereunder (together with interest on such excess calculated at the Base Rate from the date that Tenant is entitled to such credit). If Landlord gives Tenant such credit for such excess, and the Expiration Date occurs before the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

5.4.                            Termination of Electric Service.

(A)                               If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(B)                               If Landlord discontinues Landlord’s furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant’s diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

(C)                               Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

Article 6

INITIAL CONDITION OF THE PREMISES

6.1.                            Condition of Premises.

Subject to Section 8.1 hereof and Section 6.2 hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the Commencement Date “as is,” and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant’s occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. Promptly following the date hereof, Landlord shall give Tenant a Form ACP-5 covering the Premises. On the Commencement Date, the Building Systems serving the Premises shall be in good working order and points of connection to all Building Systems for Tenant’s use shall be available on the floor on which the Premises is located.

6.2.                            Landlord’s Work.

Landlord shall perform, at Landlord’s expense, the work as described on Exhibit “6.2” attached hereto and made a part hereof (such work being collectively referred to herein as “Landlord’s Pre-Commencement Work”). Landlord shall Substantially Complete Landlord’s Pre-Commencement Work on or prior to the Commencement Date. On or prior to the date on which the Initial Alterations are Substantially Complete, Landlord shall, at Landlord’s expense, perform the work required to Substantially Complete the fixtures and finishes of the common area elevator lobby of the third (3rd) floor of the Building and the common area corridors on such floor (using Building standard colors and qualities of materials) (such work, “Landlord’s Post-Commencement Work” and together with Landlord’s Pre-Commencement Work, “Landlord’s Work”). Landlord shall perform Landlord’s Work in accordance with all applicable Requirements and in a good and workmanlike manner. Landlord shall obtain commercially available warranties in connection with Landlord’s Work, shall transfer any so obtained in connection with Landlord’s Pre-Commencement Work to Tenant and shall enforce any so obtained in connection with Landlord’s Post-Commencement Work. Within thirty (30) days of Substantial Completion of each of Landlord’s Pre-Commencement Work and Landlord’s Post-Commencement Work, Tenant shall have the right to request that Landlord and Tenant together examine Landlord’s Pre-Commencement Work or Landlord’s Post-Commencement Work, as the case may be, and Landlord shall make its representative reasonably available promptly following such request. Landlord and Tenant shall then so examine Landlord’s Pre-Commencement Work or Landlord’s Post-Commencement Work, as the case may be, and create a punch list of unfinished or defective items in connection therewith. Landlord shall promptly thereafter repair any such items.

Article 7

ALTERATIONS

7.1.                            General.

(A)                               Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord’s prior consent.

(B)                               Tenant may make Decorative Alterations without Landlord’s prior consent.

(C)                               The term “Alterations” shall mean alterations, installations, improvements, additions or other physical changes in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord’s Work.

(D)                                The term “Decorative Alterations” shall mean Alterations that constitute merely decorative changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections.

(E)                                The term “Initial Alterations” shall mean any Alterations made by Tenant to prepare the Premises for Tenant’s initial occupancy.

(F)                                 The term “Specialty Alterations” shall mean Alterations that (i) perforate a floor slab in the Premises or a wall that encloses the core of the Building, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, or (v) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core).

(G)                               The term “Substantial Completion” or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant’s use and occupancy of the Premises for the conduct of business.

(H)                              The term “Tenant’s Property” shall mean Tenant’s personal property (other than fixtures), including, without limitation, Tenant’s movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.

7.2.                            Basic Alterations and Minor Alterations.

(A)                               Subject to the provisions of Section 7.1(B) hereof and this Section 7.2, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) is not visible in any material respect, at street level, from the outside of the Building, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not reduce the value or utility of the Building, (vi) does not affect the structure of the Building, (vii) does not impede Landlord’s access to Reserved Areas in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof

(any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a “Basic Alteration”).

(B)                               Tenant shall not be required to obtain Landlord’s prior consent to a particular Basic Alteration if the sum of (X) the “hard” construction cost of such Basic Alteration, and (Y) the “hard” construction cost of any other Basic Alterations performed during the immediately preceding period of twelve (12) months without Landlord’s consent as contemplated by this Section 7.2, does not exceed the Minor Alterations Threshold (any such Basic Alteration for which Landlord’s prior consent is not required being referred to herein as a “Minor Alteration”). The term “Minor Alterations Threshold” shall mean One Hundred Fifty Thousand Dollars and No Cents ($150,000,00), except that on each anniversary of the Commencement Date, the Minor Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. Nothing contained in this Section 7.2(B) limits Tenant’s liability to Landlord if (i) Tenant performs an Alteration without Landlord’s consent, and (ii) it is determined ultimately that such Alteration does not constitute a Minor Alteration.

(C)                               Landlord hereby approves in concept the proposed Initial Alterations as more particularly shown in the space plan attached hereto as Exhibit “7.2”.

(D)                               Nothing contained in this Section 7.2 limits the provisions of Section 7.11 hereof.

7.3.                            Approval Process.

(A)                               Tenant shall not perform any Alteration (other than Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an “Alterations Notice”) that (i) refers specifically to this Section 7.3, (ii) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord’s consultants to reasonably assess the proposed Alteration, (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration, (iv) indicates whether Tenant considers the proposed Alteration to constitute a Minor Alteration and whether Tenant intends to perform the proposed Alteration without Landlord’s consent as contemplated by this Article 7, and (v) includes with such notice a bona fide estimate issued by a reputable and independent construction company of the “hard” construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration to constitute a Minor Alteration and plans to perform such Alteration without Landlord’s consent).

(B)                               Landlord shall have the right to object to a proposed Alteration only by giving notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord’s objections.

(C)                               Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord’s approval of items shown on such plans and specifications pending Landlord’s review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord’s approval of such plans and specifications upon Tenant’s making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration). Nothing contained in this Section 7.3(C) limits the provisions of Section 7.2 hereof or Section 7.3(B) hereof.

(D)                               Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord’s architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord’s benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

7.4.                            Performance of Alterations.

(A)                               Tenant, at Tenant’s expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable). Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within ten (10) Business Days after Tenant’s request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Tenant shall not have the right to require Landlord to so execute such applications prior to the date that Landlord approves the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord’s approval of the applicable Alteration). Tenant shall reimburse Landlord for any reasonable Out-of-Pocket Costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so executing such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B)                               Prior to performing any Alteration, Tenant shall maintain or cause its contractors (of any tier) and vendors to maintain (1) worker’s compensation and disability insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Tenant, and Tenant’s contractors, subcontractors, and vendors in connection with such Alteration); (2) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000) per occurrence and in the annual policy aggregate with respect to subcontractors, such policies shall he endorsed to name the Landlord Indemnitees as additional insureds; and (3) commercial auto liability insurance, if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000). A contractor’s or vendor’s liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Lease. The limits listed above are minimum requirements only. Tenant shall include in any agreement that Tenant consummates with a contractor or vendor in either case for a particular Alteration, and Tenant shall cause any contractor to include in any agreement that such contractor consummates with a subcontractor regarding the applicable Alteration, a provision pursuant to which the contractor, subcontractor or vendor agrees to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, any Claim Against Landlord that arises from any wrongful act or wrongful omission of such contractor, such subcontractor or such vendor, and such provision shall state expressly that the Landlord Indemnitees constitute third-party beneficiaries thereof. Prior to the start of any such Alterations and prior to the expiration of any policy, Tenant shall deliver to Landlord certificates of insurance (on a form reasonably acceptable to Landlord) along with copies of endorsements naming Landlord Indemnitees as additional insureds. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein.

(C)                               Within thirty (30) days after the Substantial Completion of each Alteration (other than Decorative Alterations). Tenant, at Tenant’s expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the “as-built” plans and specifications for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, appropriate record drawings or shop drawings therefor).

(D)                               All Alterations (other than Decorative Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7). All Alterations shall be made and performed in accordance with all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.

(E)                                Subject to the terms of this Section 7.4(E), Landlord shall deliver to Tenant, in connection with Tenant’s applications to the applicable Governmental Authority for a building permit regarding any Alterations, a Form ACP-5, duly executed by an appropriate party and covering the Premises. If (x) any asbestos or asbestos-containing materials are located in the Premises, and (y) applicable Requirements mandate that such asbestos or asbestos-containing materials be abated in connection with Landlord’s Work, any repair or maintenance that Tenant is performing or any Alteration that Tenant proposes to perform, then Landlord, at Landlord’s expense, shall perform such abatement, with reasonable diligence, in accordance with good construction practice and in compliance with all applicable Requirements (it being agreed that Landlord’s obligation to deliver such Form ACP-5 shall be adjourned until Landlord performs such abatement). Landlord shall not be required to (A) deliver such Form ACP-5 for the portion of the Premises in which Tenant, or any Person claiming by, through or under Tenant, installs asbestos or asbestos-containing materials from and after the Commencement Date, or (B) remove any such asbestos or asbestos-containing materials to the extent that such asbestos or asbestos-containing materials are installed in the Premises by Tenant, or any other Person claiming by, through or under Tenant, after the Commencement Date. If in performing any such abatement pursuant to this Section 7.4(E) actually delays Tenant in the performance of the Initial Alterations then Tenant shall be entitled to apply (until exhausted) a credit against Rental that is otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the number of days that the existence of such asbestos or asbestos-containing materials or Landlord’s performance of such abatement actually so delayed Tenant’s performance of the Initial Alterations by (II) the quotient obtained by dividing (A) the Fixed Rent that is due hereunder, by (B) three hundred sixty-five (363) by (C) the number of square feet of Rentable Area of the Premises, by (III) the number of square feet of Rentable Area of the Premises in respect of which Tenant was so actually delayed. Any such period of delay in Tenant’s performing the Initial Alterations shall not be deemed to commence unless (x) Tenant gives Landlord notice of such delay and (y) Tenant includes in such notice a reasonable description of the extent of the impact of the existence of asbestos or asbestos containing materials on Tenant’s performance of the Initial Alterations.

7.5.                            Financial Integrity.

(A)

(1)                                 Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2)                                 Subject to the terms of this Section 7.5(A)(2) and Section 7.5(A)(3) hereof, Tenant shall not make any Alteration at a cost for labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) in excess of One Hundred Thousand Dollars ($100,000.00), either individually or in the aggregate with any other Alterations constructed in any particular period of twelve (12) consecutive months, prior to Tenant’s delivering to Landlord a performance bond and a payment bond that covers Tenant’s obligation to pay the applicable contractor and the applicable contractor’s obligation to pay its subcontractors (in either case issued by a surety company and in form reasonably satisfactory to Landlord), each in an amount equal to one hundred twenty percent (120%) of such estimated cost; provided, however, that (i) on each anniversary of the Commencement Date, the aforesaid amount of One Hundred Thousand Dollars ($100,000.00) shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date, and (ii) Tenant shall not be required to post such bonds for the

Initial Alterations. Tenant shall not be required to deliver a performance bond or payment bond as provided in this Section 7.5(A)(2) to the extent that Tenant has the right to use the Tenant Fund to cover the cost of the applicable Alteration.

(3)                                 If Tenant is obligated to deliver a performance bond and a payment bond to Landlord as provided in Section 7.5(A)(2) hereof, then Tenant shall have the right to deposit with Landlord an amount in cash equal to the amount of such bonds that is otherwise required by Section 7.5(A)(2) hereof (such amount in cash being referred to herein as the “Work Deposit”). If Tenant deposits the Work Deposit with Landlord, then (i) Tenant shall not have the obligation to deliver to Landlord the performance bond and the payment bond as provided in Section 7.5(A)(2) hereof for the applicable Alteration, and (ii) Landlord shall disburse the Work Deposit (or the applicable portion thereof) to Tenant or Tenant’s designee from time to time, within ten (10) days after Tenant’s request therefor (but in no event more frequently than once during any particular calendar month), provided that Tenant delivers to Landlord, simultaneously with each such disbursement, waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property for material theretofore supplied, or labor or services theretofore performed, in connection with the applicable Alterations. If any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), then Landlord shall have the right (but not the obligation) to use the Work Deposit to discharge such mechanic’s lien. Nothing contained in this Section 7.5(A)(3) diminishes Tenant’s obligations under Section 7.5(A)(4) hereof. Landlord shall pay to Tenant any remaining balance of the Work Deposit for a particular Alteration within ten (10) days after the date that (x) Tenant has Substantially Completed the applicable Alteration, and (y) Tenant has delivered to Landlord waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations. Notwithstanding anything herein to the contrary with respect to the Initial Alterations the provisions of Sections 7.5(A)(2) and (3) hereof shall not be applicable.

(4)                                 Tenant shall discharge of record any mechanic’s lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within ten (10) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Nothing contained in this Section 7.5(A)(4) (x) limits Tenant’s right to challenge the claim that is made by the Person that files a mechanic’s lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any mechanic’s lien that derives from Landlord’s acts or omissions. If (i) any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to. Tenant (or any Person claiming by, through or under Tenant), and (ii) Tenant does not discharge such lien within ten (10) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law, then Landlord shall have the right to use the Tenant Fund (or the portion thereof that Landlord has not theretofore disbursed to or on behalf of Tenant as provided in Section 7.12 hereof, as the case may be) to so discharge such lien (it being understood that (x) if Landlord so uses the Tenant Fund (or such undisbursed portion thereof) to discharge such lien in full, then Tenant’s failure to discharge such line initially shall not continue to constitute a default by Tenant hereunder, and (y) Landlord’s aforesaid right to use the Tenant Fund (or such undisbursed portion thereof) to discharge such lien shall be in addition to the rights and remedies that are available to Landlord at law, in equity or as otherwise set forth herein by reason of an Event of Default that derives from Tenant’s failure to so discharge such lien).

(B)                               Subject to the terms of this Section 7.5(B), within thirty (30) days after the Substantial Completion of any Alterations (other than Decorative Alterations). Tenant shall deliver to Landlord: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Landlord (to the extent Landlord’s approval was required under this Article 7). Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(4) hereof.

7.6.                            Effect on Building.

Subject to the terms of this Section 7.6, if (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Building Change that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord’s performance of the Building Change, and shall consult reasonably from time to time with Tenant in connection therewith (with the understanding that such consultations shall include, without limitation, Landlord’s providing Tenant with the information that Landlord has in its possession regarding the expected cost of such Building Change). Tenant shall not be required to pay for the cost of performing a Building Change as contemplated by this Section 7.6 if (a) Tenant submits to Landlord for Landlord’s approval the plans and specifications for the applicable Alteration, (b) the representative of Landlord who has principal responsibility for approving the applicable Alteration has personal knowledge that the applicable Alteration requires such Building Change, and (c) Landlord fails to advise Tenant of such Building Change concurrently with Landlord’s approval of the applicable Alteration.

7.7.                            Time for Performance of Alterations.

If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time.

7.8.                            Removal of Alterations and Tenant’s Property.

(A)                               On or prior to the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises, and, subject to Section 7.12(E) hereof, at Tenant’s option, Tenant also may remove, at Tenant’s expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Landlord, upon notice to Tenant given at least sixty (60) days prior to the Expiration Date, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. If (x) the Expiration Date is not the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (y) Landlord gives a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs that are incurred by Landlord in so removing such Specialty Alterations, and in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant’s obligations under this Section 7.8(A)).

(B)                               Prior to Tenant’s performance of a Specialty Alteration (including, without limitation, any Initial Alteration that is a Specialty Alteration) that Landlord has otherwise approved in accordance with the terms of this Article 7, Tenant shall have the right to request that Landlord designate that Tenant shall not he required to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term provided that any such request contains a caption in bold and capital letters as follows: “LANDLORD TO ADVISE TENANT IF TENANT IS OBLIGATED TO REMOVE THE SPECIALTY ALTERATIONS DESCRIBED IN THIS REQUEST”. Landlord shall have the right to approve or deny any such request in Landlord’s sole discretion. If (i) Tenant makes any such request, and (ii) Landlord either approves such request, or fails to respond to Tenant’s aforesaid request on or prior to the fifteenth (15th) Business Day after the date that Tenant gives such request to Landlord, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid and the raised flooring existing in the Premises on the date hereof being collectively referred to herein as a “Qualified Alteration’’).

7.9.                            Contractors and Supervision.

(A)                               All Alterations (other than Decorative Alterations) that require Landlord’s consent shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord hereby approves Quezada Architecture as Tenant’s architect for the Initial Alterations.

(B)                               Subject to the provisions of this Section 7.9(B), Tenant shall perform all Alterations (other than Decorative Alterations) using contractors, subcontractors, engineers and mechanics that in each case Landlord designates from time to time and charge commercially reasonable prices. Landlord shall give Tenant a notice containing a list of such contractors, such subcontractors and such engineers that Landlord designates promptly after Tenant’s request therefor from time to time (it being understood that Landlord shall include in such list the names of at least three (3) subcontractors for each trade and at least three (3) general contractors).

(C)                               Tenant shall have the right to request that Landlord perform supervisory project management services for any Alterations that Tenant performs during the Term in accordance with the terms of this Article 7. If Tenant makes any such request, then Landlord and Tenant shall seek in good faith to determine the terms of Tenant’s engagement of Landlord to perform such services (it being understood that such terms shall include, without limitation, the payment of a fee by Tenant to Landlord for such supervisory services on market terms).

(D)                               Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable Out-of-Pocket Costs incurred by Landlord in connection with an Alteration (other than Decorative Alterations) (including, without limitation, the reasonable Out-of-Pocket Costs that Landlord incurs in reviewing the plans and specifications for such Alterations, and inspecting the progress of such Alterations), within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

7.10.                     Pantry.

Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of an Alteration consisting of the installation of a pantry in the Premises for the purpose of warming food for Tenant’s personnel and business guests (but not for use as a public restaurant). Any vending machines that Tenant installs in the Premises and that involve plumbing connections shall have a waterproof pun located thereunder, connected to a drain.

7.11.                     Window Coverings.

Tenant shall install on the windows of the Premises only the curtains, blinds, shades or screens that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay (it being understood that Landlord, in considering whether to grant such approval, shall have the right to take into account the impact of Tenant’s proposed installation on the exterior appearance of the Building).

7.12.                     Tenant Fund.

(A)                               Subject to the terms of this Section 7.12 and Section 7.5(A)(4) hereof, Landlord shall pay to or on behalf of Tenant an amount equal to (x) Three Million Two Hundred Twenty Thousand One Hundred Dollars and No Cents ($3,220,100.00) (the “Tenant Fund”) for the costs that Tenant incurs in performing the Initial Alterations and (y) One Hundred Thousand Dollars and No Cents ($100,000,00) (the “Restroom Fund”) for the costs that Tenant incurs in performing Alterations that are cosmetic upgrades to the core restrooms on the third (3rd) floor of the Building or constructing a new core restroom and/or shower on the third (3rd) floor of the Building (collectively, the “Restroom Alterations”) to the extent that such Alterations are performed during the performance of the Initial Alterations. Tenant hereby agrees to perform the Restroom Alterations during the performance of the Initial Alterations. Tenant may use no more than fifteen percent (15%) of each of the Tenant Fund and the Restroom Fund for costs that Tenant incurs in connection with the Initial Alterations or the Restroom Alterations, respectively, that do not constitute “hard” construction costs, including, without limitation, architect’s and engineer’s fees, permit fees, expediter’s fees and designers’ fees in each case relating to the Initial Alterations or the Restroom Alterations, respectively (such costs which do not constitute the “hard” construction costs of the Initial Alterations being collectively referred to herein as “Soft Costs”). If Landlord exercises Landlord’s rights to consummate a Recapture Termination for Recapture Space that does not constitute the entire Premises in accordance with the terms of Section 17.3 hereof, then the Tenant Fund and the Restroom Fund shall each be adjusted equitably to reflect the deletion of the Recapture Space from the Premises; provided, however, that in no event shall Tenant have any obligation to make any repayment to Landlord to the extent that the amount of the Tenant Fund or the Restroom Fund that Landlord has theretofore disbursed exceeds the amount of the Tenant Fund, as so redetermined.

(B)                               Tenant may request disbursements of the Tenant Fund or the Restroom Fund, as the case may be, only by delivering to Landlord a Disbursement Request. Subject to the

terms of this Section 7.12, Landlord shall disburse a portion of the Tenant Fund or the Restroom Fund, as the case may be, to Tenant from time to time, within thirty (30) days after the date that Tenant gives to Landlord the applicable Disbursement Request. Tenant shall not be entitled to any disbursements of the Tenant Fund or the Restroom Fund if an Event of Default has occurred and is continuing. If a particular Disbursement Request requests Landlord to disburse more than fitly percent (50%) of the Tenant Fund or the Restroom Fund, as the case may be, then Landlord shall not be required to make the disbursement of the Tenant Fund or the Restroom Fund, as the case may be, that is contemplated thereby unless all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the performance of the Initial Alterations or the Restroom Alterations, as the case may be, provide to Landlord waivers of lien concurrently with such disbursement of the Tenant Fund or the Restroom Fund, as the case may be (it being understood that Landlord shall accept partial waivers of lien to the extent that the applicable contractor, subcontractor, materialman, architect, engineer or other Person has not received payment in full). Landlord shall not be required to make disbursements of the Tenant Fund or the Restroom Fund more frequently than once during any particular calendar month. Tenant shall not have the right to request disbursements of the Tenant Fund or the Restroom Fund, as the case may be, in an amount that is greater than the excess of (1) the aggregate amounts that Tenant has theretofore paid or that then remain payable in each case to Tenant’s contractors, subcontractors, materialmen, suppliers or consultants, as the case may be, for either (a) materials that have been delivered to the Premises for the Initial Alterations or the third (3rd) floor for the Restroom Alterations, (b) labor that has been performed in the Premises for the Initial Alterations or in the applicable restrooms for the Restroom Alterations, or (c) the services from which are derived Sort Costs that have been performed for the Initial Alterations or the Restroom Alterations, as the case may be, over (II) the aggregate amount of disbursements theretofore made by Landlord from the Tenant Fund or the Restroom Fund, as the case may be (such excess at any particular time being referred to herein as the “Maximum Disbursement Amount”).

(C)                               The term “Disbursement Request” shall mean a request for a disbursement of the Tenant Fund or the Restroom Fund, as the case may be, signed by the chief financial officer of Tenant (or another officer of Tenant who performs the functions ordinarily performed by a chief financial officer), together with:

(1)                                 such officer’s certification that the amount so requested does not exceed the Maximum Disbursement Amount,

(2)                                 copies of the contracts, work orders, purchase orders, change orders and other documents pursuant to which Tenant has engaged third parties to perform the Initial Alterations or the Restroom Alterations (or provide materials or services in connection therewith) (except to the extent that Tenant has provided such copies to Landlord with a prior Disbursement Request),

(3)                                 copies of reasonable documentation (such as bills and invoices) that indicate that the applicable work has been completed, the applicable materials have been furnished, or the applicable services have been performed, as the case may be.

(4)                                 waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the performance of the Initial Alterations or the Restroom Alterations, as the case may be, and for which previous disbursements of the Tenant Fund or the Restroom Fund, as the case may be, have been made (except to the extent Tenant gave such waivers of lien to Landlord in connection with a prior Disbursement Request), and

(5)                                 in connection with a disbursement of the Tenant Fund or the Restroom Fund, as the case may be, for costs which do not constitute Soft Costs, a certificate of Tenant’s licensed architect that Tenant engages in accordance with the terms of this Article 7 stating that, in his or her opinion, the portion of the Initial Alterations or the Restroom Alterations, as the case may be, theretofore substantially completed and for which the disbursement is requested was performed in a good and workmanlike manner and substantially in accordance with the plans and specifications for such Initial Alterations or such Restroom Alterations, as the case may be, as approved by Landlord.

(D)                               Landlord makes no representation or warranty that the Tenant Fund is sufficient to pay the cost of the Initial Alterations or the Restroom Fund is sufficient to pay the cost of the Restroom Alterations. Tenant shall pay the amount of any excess of the cost of the Initial Alterations over the Tenant Fund and any excess of the cost of the Restroom Alterations over the Restroom Fund.

(E)                                Landlord and Tenant acknowledge the Initial Alterations and the Restroom Alterations shall constitute the property of Landlord to the extent that Tenant performs the Initial Alterations or the Restroom Alterations, as the case may be, using the proceeds of the Tenant Fund or the Restroom Fund, as the case may be, as provided in this Section 7.12, subject, nevertheless, to Tenant’s rights to use such Initial Alterations as part of the Premises and the Restroom Alterations during the Term in accordance with the terms of this Lease, Tenant, during the Term, shall not remove the Initial Alterations or the Restroom Alterations (or a portion thereof) that Tenant performs using the proceeds of the Tenant Fund or the Restroom Fund, as the case may be (or Alterations that replace such Initial Alterations or such Restroom Alterations, as the case may be (or such portion thereof)) unless Tenant replaces the Initial Alterations or the Restroom Alterations, as the case may be (or such portion thereof), or such other Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than the Tenant Fund or the Restroom Fund, as the case may be (it being understood that such Alterations that Tenant performs to replace the Initial Alterations or the Restroom Alterations, as the case may be (or such portion thereof), or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by this Section 7.12(E)). Nothing contained in this 7.12(E) limits Landlord’s right to require Tenant to remove Specialty Alterations as provided in Section 7.8 hereof.

(F)                                 If (i) Landlord fails to make a disbursement of the Tenant Fund or the Restroom Fund when due, and (ii) such failure continues for more than thirty (30) days after the date that Tenant give Landlord notice thereof, then Tenant shall have the right to offset against the Rental due hereunder the amount that Landlord so fails to disburse to Tenant,.

7.13.                     Air-Cooled HVAC Installations.

Tenant shall not have the right to install a supplementary HVAC system for the Premises that requires vents or louvers to be installed on the exterior of the Building.

Article 8

REPAIRS

8.1.                            Landlord’s Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the Building Systems that service the Premises, (ii) the structural portions of the Building, (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the windows of the Premises, (vii) the public portions of the Building, and (viii) the Premises (to the extent that the necessity for such repair derives from a Work Access) in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Nothing contained in this Section 8.1 requires Landlord to maintain or repair the systems within the Premises that distribute within the Premises electricity, HVAC or water.

8.2.                            Tenant’s Repairs.

(A)                               Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant’s expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Commencement Date, (ii) the Alterations, and (iii) the systems within the Premises that distribute within the Premises electricity, HVAC or water). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord’s obligation to perform under Section 8.1 hereof. All repairs made by Tenant a us contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof.

(B)                               Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within thirty (30)

days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) a particular repair that this Section 8.2 obligates Tenant to perform cannot be performed with reasonable diligence during the aforesaid period of thirty (30) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such repair during such period of thirty (30) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform such repair on Tenant’s behalf as otherwise described in this Section 8.2(B) unless Tenant fails to pursue such repair with reasonable continuity and diligence. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

8.3.                            Certain Limitations.

(A)                               Tenant, at Tenant’s expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

(B)                               Landlord, at Landlord’s expense, shall repair promptly all damage to the Premises that results from Landlord’s negligence or willful misconduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4.                            Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord’s making repairs as contemplated by this Article 8. If Landlord’s repair (or the condition that Landlord is required to repair) (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary, Landlord, at Tenant’s request, shall also perform any other repair that this

Article 8 requires Landlord to perform, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in performing such repair (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in performing such repair without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

Article 9

ACCESS; LANDLORD’S CHANGES

9.1.                            Access.

(A)                               Subject to the terms of this Lease, Tenant, during the Term, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year.

(B)                               Subject to the terms of this Section 9.1(B), Landlord and Landlord’s designees may enter the Premises at reasonable times upon one (1) Business Day prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last twelve (12) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord’s interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, or (vi) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord’s Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord’s entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a “Work Access”). Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord’s designees into the Premises as contemplated by this Section 9.1(B) to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises; provided, however, that (w) nothing contained in this Section 9.1(B) diminishes Landlord’s obligation to repair the Premises (to the extent that the necessity for such repair derives from a Work Access) as provided in Section 8.1 hereof, (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord’s negligence or wilful misconduct in connection with any such entry upon the Premises, and (y) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental after a fire or other casualty as provided herein.

9.2.                            Landlord’s Obligation to Minimize Interference.

(A)                               Subject to Section 9.2(B) hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in connection with Landlord’s accessing the Premises as contemplated by Section 9.1 hereof.

(B)                               Subject to the provisions of this Section 9.2(B), Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with a Work Access as contemplated by this Article 9. If a Work Access (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary, Landlord, at Tenant’s request, shall also conduct a Work Access, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in conducting such Work Access (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in conducting such Work Access without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

9.3.                            Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the “Reserved Areas”). Notwithstanding the foregoing, Tenant shall have the rights to install lines and cabling in the walls and ceiling areas of the Premises subject to and in accordance with Section 3.5 of this Lease.

9.4.                            Ducts, Pipes and Conduits.

Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises, provided that (a) such ducts, cabling, pipes and conduits are concealed within or above partitioning columns, walls or ceilings, except that if such ducts, cabling, pipes or conduits are installed in areas that are utility areas (such as storage areas, mailrooms or mud rooms), then such ducts, cabling, pipes or conduits may also be installed on partitioning walls, columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises. If Landlord requires access to the Premises to make the installations as contemplated by this Section 9.4, then Landlord shall perform such installations in accordance with the terms hereof that govern a Work Access.

9.5.                            Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant’s electronic security systems).

9.6.                            Landlord’s Changes.

(A)                               Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.

(B)                               Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant’s access to the Building or the Premises, (b) reduce the floor area of the Premises (except to a de minimis extent), or (c) reduce to a material extent the level or quality of services that are available to Tenant on the Commencement Date.

(C)                               Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.

(D)                               Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.

(E)

(I)                                   Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord’s performance of elective construction in the Building; provided, however, if fifty percent (50%) or more of the windows of the Premises are permanently darkened pursuant to Requirements then Tenant, as its sole remedy, shall have the right to terminate this Lease by giving Landlord notice thereof by the earlier to occur of the thirtieth (30th) day following (x) the date of such darkening and (y) Landlord giving notice to Tenant thereof, time being of the essence with respect to the giving of such notice by Tenant and in such event this Lease shall be deemed terminated on the sixtieth (60th) day following the giving of Tenant’s notice of termination as aforesaid and Tenant shall vacate the Premises by such date as if same were the Expiration Date and neither party shall have any farther obligations hereunder except for those that survive the Expiration Date.

(2)                                 If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10

UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1.                     Unavoidable Delays.

Subject to Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant’s other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord’s covenants under this Lease by reason of any cause beyond Landlord’s reasonable control, including, without limitation, strikes, labor troubles, acts of terrorism or the occurrence of an act of God (any of the foregoing referred to herein as “Unavoidable Delays”); provided, however, that Landlord shall not have the right to claim under this Section 10.1 that Landlord’s failure to have funds available to make a payment of money constitutes an excuse for Landlord’s performance of an obligation of Landlord hereunder.

10.2.                     Interruption of Services.

Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall give Tenant reasonable advance notice of any such interruption or curtailment (to the extent that Landlord does not need to arrange for such interruption or curtailment to manage an emergency) and schedule any such interruption or curtailment at times that minimizes, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary, Landlord, at Tenant’s request, shall also schedule any such interruption or curtailment, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in so scheduling such interruption or curtailment (using contractors or labor at overtime or premium, pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in scheduling such interruption or curtailment without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

10.3.                     Rent Credit.

Subject to the terms of this Section 10.3, if (I) (i) Landlord fails to perform Landlord’s covenants hereunder, (ii) Landlord by its acts or omissions causes the interruption or curtailment of the level of service provided by Building Systems as contemplated by Section 10.2 hereof, or (iii) Landlord performs repairs, alterations, improvements, additions or restorations in the Building, and (II) Tenant, by reason of the event described in clause (I) above, is unable for at least seven (7) consecutive Business Days to operate Tenant’s business in the Premises (or a portion thereof) in substantially the same manner that Tenant conducted its business prior to such event, then Tenant shall be entitled to a credit to apply against the Fixed Rent and the Escalation Rent thereafter coming due hereunder in an amount equal to the product obtained by multiplying (A) the quotient obtained by dividing (a) the sum of the Fixed Rent and the Escalation Rent for the Premises, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (c) the number of square feet of Rentable Area in the Premises, by (B) the number of square feet of Rentable Area of the portion of the Premises which is unusable, as aforesaid, by (C) the number of days in the period commencing on (and including) the date immediately following the date that is seven (7) Business Days after the event that is described in clause (I) above and ending on the date that such portion of the Premises becomes usable. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 10.3, and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). This Section 10.3 shall not apply in respect of the occurrence of a fire or other casualty or in respect of a condemnation. This Section 10.3 shall not limit the provisions of Section 5.2 hereof.

Article 11

REQUIREMENTS

11.1.                     Tenant’s Obligation to Comply with Requirements.

(A)                               Subject to the terms of this Article 11, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirement that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, and (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises. Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 3.1 hereof).

(B)                               The term “Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord’s Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s Property Policy), provided that such requirements that the issuer of Landlord’s Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.

(C)                               The term “Governmental Authority” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

(D)                               Subject to the terms of this Section 11.1(D), if (a) Landlord gives Tenant a notice that Tenant has failed to comply with a Requirement as required by this Section 11.1, and (b) Tenant fails to proceed with reasonable diligence to comply with such Requirement within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may perform the work and otherwise take steps that are required to comply with such Requirement, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) Tenant’s compliance with a particular Requirement as required by this Section 11.1 cannot be accomplished with reasonable diligence daring the aforesaid period of twenty (20) days (or during such shorter period that Landlord designates, us the case may be), and (y) Tenant commences such compliance during such period of twenty (20) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform the work and otherwise take steps that are required to comply with such Requirement on Tenant’s behalf as otherwise described in this Section 11.1(D) unless Tenant fails to pursue such compliance with reasonable continuity and diligence. Nothing contained in this Section 11.l(D) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

11.2.                     Landlord’s Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to the Premises and the Building (including, without limitation, Requirements in respect of which the violation thereof impedes Tenant’s performance of Alterations in the Premises) other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord’s right to contest in good faith the applicability or legality thereof (provided that Landlord’s contesting such Requirements does not interfere in any material respect with Tenant’s use and occupancy of the Premises).

11.3                        Certificate of Occupancy.

(A)                               Subject to the terms of this Section 11.3(A), Landlord covenants that from and after the Commencement Date a temporary or permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) shall be in full force and effect permitting the Premises to be used for the general purposes that are permitted under Article 3 hereof. Nothing contained herein constitutes Landlord’s covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner; provided, however, that Landlord shall not have the right to amend the certificate of occupancy for the Premises (or such other certificate as may he required by Requirements from time to time to lawfully occupy the Premises) in a manner that limits the uses that Tenant may perform in the Premises in accordance with Article 3 hereof. Landlord shall have no liability to Tenant under this Section 1l.3(A) to the extent such certificate of occupancy (or such other certificate) is not in full force and effect by reason of Tenant’s default hereunder or by reason of Alterations.

(B)                               Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant shall not have the right to amend the certificate of occupancy for the Premises or the Building without Landlord’s prior approval.

Article 12

QUIET ENJOYMENT

12.1.                     Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13

SUBORDINATION

13.1.                     Subordination.

(A)                               This Lease shall be subject and subordinate to the priority of each Superior Lease that hereafter exists (and does not exist as of the date hereof) in respect of which the Lessor is not an Affiliate of Landlord. This Lease shall be subject and subordinate to the lien of each Mortgage that hereafter exists (and does not exist as of the date hereof) in respect of which the Mortgagee is not an Affiliate of Landlord. This Lease shall be subject and subordinate to a Condominium Declaration (with the understanding that Landlord shall not permit any such Condominium Declaration to impair Tenant’s rights under this Lease, or to expand Tenant’s obligations under this Lease, except, in either case, to a de minimis extent). Landlord shall request that each Mortgagee execute and deliver to Tenant a Nondisturbance Agreement (and shall otherwise use Landlord’s reasonable efforts to obtain a Nondisturbance Agreement from such Mortgagee in a form reasonably satisfactory to Tenant, with the understanding, however, that (i) Landlord has no obligation to institute any legal proceeding against such Mortgagee to obtain such Nondisturbance Agreement, and (ii) Landlord shall not be required to incur any unreasonable costs or expenses in seeking to obtain such Nondisturbance Agreement). Landlord shall obtain a Nondisturbance Agreement from any future Mortgagee and any future Lessor and the subordination of this Lease to any future Mortgage shall be conditioned on Landlord obtaining such a Nondisturbance Agreement. Tenant, at Tenant’s own cost and expense, shall execute and deliver promptly the Nondisturbance Agreement or any other agreement that Landlord may reasonably request in confirmation of such subordination.

(B)                               The term “Condominium Board” shall mean the board that governs the business and affairs of the condominium that is created by the Condominium Declaration.

(C)                               The term “Condominium Declaration” shall mean a condominium declaration that submits the ownership of the fee interest in the Premises to a condominium form of ownership in accordance with Article 9-B of the New York Real Property Law (as such declaration may be amended from time to time).

(D)                               The term “Lessor” shall mean a lessor under a Superior Lease.

(E)                                The term “Mortgage” shall mean any trust indenture or mortgage which now or hereafter encumbers Landlord’s estate in the Premises.

(F)                                 The term “Mortgagee” shall mean any trustee, mortgagee or holder of a Mortgage.

(G)                               The term “Nondisturbance Agreeement” shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Mortgagee and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not eviet Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease.

(H)                              The term “Superior Lease” shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Premises (to the extent that Landlord’s interest in the Premises is a leasehold estate).

13.2.                     Terms of Nondisturbance Agreements.

Subject to the terms of this Section 13.2, any Nondisturbance Agreement may provide that the Person that succeeds to Landlord by reason of the foreclosure of a Mortgage the termination of a Superior Lease, as the case may be (any such Person being referred to herein as the “Successor”) shall not be:

(A)                               liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair,

(B)                               subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord), except that the Successor shall be subject to any offsets that are expressly permitted under this Lease,

(C)                               bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays in advance pursuant to Section 1.5(E) hereof or Article 2 hereof) (except to the extent that the Successor actually receives payment thereof),

(D)                               bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord’s interest in the Real Property,

(E)                                bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1)                                 Landlord’s Work,

(2)                                 repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and that first become necessary, or the need for which continues, after the date that the Successor succeeds to Landlord’s interest in the Real Property,

(3)                                 repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,

(4)                                 repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the net proceeds of Landlord’s Property Policy that are actually made available to the Successor are sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(5)                                 repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(6)                                 repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the net proceeds of any condemnation award that is made available to the Successor is sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then

Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(F)                                 bound by any amendment or modification of this Lease made without the consent of the Mortgagee, or

(G)                               bound to return the Letter of Credit until the Letter of Credit has come into the Successor’s actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease

(the aforesaid items in clause (A) through clause (G) above for which a Successor is not liable being referred to herein as the “Successor Limitation Items”).

Any Nondisturbance Agreement may also contain other terms and conditions that are reasonably required by the Mortgagee, as the case may be, that do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent). A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items, or such other terms and conditions.

13.3.                     Attornment.

(A)                               If, at any time prior to the Expiration Date, a Successor succeeds to Landlord’s interest in the Real Property, then Tenant, at the Successor’s election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor’s obtaining an interest in the Premises, then the Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorns to the Successor.

(B)                               The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant’s attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee shall have the right to include such provisions in a Nondisturbance Agreement. Nothing contained in this Section 13.3 limits the obligations of the Successor under a Nondisturbance Agreement.

13.4.                     Amendments to this Lease.

Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after Landlord’s request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant’s execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent).

13.5.                     Tenant’s Estoppel Certificate.

Tenant, within ten (10) Business Days after Landlord’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant (without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.6.                     Rights to Cure Landlord’s Default.

If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to immediately thereafter commence to remedy such act or omission of Landlord and thereafter diligently continues to remedy such act or omission of Landlord and prosecute same to completion within a reasonable period of time after the date that such Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period).

13.7.                     Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant’s rights hereunder, or expand Tenant’s obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.8.                     Tenant’s Financial Statements.

Subject to the terms of this Section 13.8, Tenant shall provide to Landlord, at the request of Landlord not more frequently than twice in any twelve (12) month period (a) the balance sheet of Tenant and each Predecessor Tenant (if any) in either case dated as of the last day of each fiscal year (to the extent that the last day of each such fiscal year occurs during the Term), and (b) the income statement of Tenant and each Predecessor Tenant (if any) for each such fiscal year that occurs, in whole or in part, during the Term (such financial statements being collectively referred to herein as “Tenant’s Statements”). Tenant shall cause Tenant Statements to be prepared in accordance with GAAP. For a period of one (1) year after Tenant gives to Landlord a particular Tenant’s Statement, Landlord shall not disclose Tenant’s Statements to any third party, except that Landlord may disclose Tenant’s Statements (i) to Persons who are directors, members, partners, trustees, employees, agents or advisors to Landlord or Landlord’s Affiliates and who have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (ii) to Persons that provide (or that propose to provide), directly or indirectly, debt or equity capital to Landlord or Landlord’s Affiliates and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iii) to Persons that purchase (or that propose to purchase) the Real Property or any portion thereof and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iv) to Lessors (or prospective Lessors) that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (v) to Landlord’s attorneys and accountants, (vi) to the extent required by law, rule, regulation or requirement of a stock exchange, rating agency or regulator or in connection with any legal or regulatory proceeding, and (vii) to the extent reasonably required by Landlord in enforcing Landlord’s rights under Articles 24 and 25 hereofsy. Tenant shall not have any obligation to provide Tenant’s Statements to Landlord as provided in this Section 13.8 during the period that (x) the stock of Tenant is publicly traded on a recognized stock exchange, and (y) Tenant’s Statements are available to the general public under filings that Tenant makes with the Securities and Exchange Commission.

Article 14

INSURANCE

14.1.                     Tenant’s Insurance.

(A)                               Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and the Specialty Alterations, in either case to the extent insurable under “Special Form” property insurance policies, covering the perils listed in the special causes of loss form CP 10 30 (June, 1995 edition or newer) that is issued by the Insurance Services Office, Inc. (“ISO”), including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commerecially reasonable terms as reasonably determined by Tenant in its commercially reasonable discretion), in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as “Tenant’s Property Policy”), (ii) a policy of worker’s compensation insurance, to the extent required by law (such policy being referred to herein as “Tenant’s Worker’s Compensation Policy”), (iii) a commercial automobile liability policy covering any vehicle that Tenant brings upon the Real Property (regardless of whether Tenant owns or hires such vehicle) with a combined single limit of not less than One Million Dollars ($ 1,000,000) (such policy being referred to herein as “Tenant’s Auto Policy”, and (iv) a policy of commercial general liability insurance on an occurrence basis, providing coverage that is at least as broad as ISO Form CG 00 01 12 04 or equivalent (the insurance policy described in this clause (iii) being collectively referred to herein as “Tenant’s Liability Policy”). Tenant’s Property Policy and Tenant’s Liability Policy shall name Tenant as the insured. Tenant’s Liability Policy (including, without limitation, any policy that Tenant obtains as described in Section 14.1(D) hereof) and Tenant’s Auto Policy shall be endorsed to name the Landlord Indemnitees as additional insureds thereunder.

(B)                               If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall promptly deliver to Landlord a copy of such notice. Tenant’s Liability Policy shall have standard exclusions limiting liability assumed under an insured’s contract (including tort liability of another assumed by the insured in a business contract). The minimum limits of liability under Tenant’s Liability Policy shall be Five Million Dollars ($5,000,000) per occurrence for bodily injury (or death), personal injury and/or damage to property, which minimum amount Landlord may increase from time to time (but not more than once in any five (5) year period) to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises.

(C)                               Tenant shall cause Tenant’s Liability Policy, Tenant’s Worker’s Compensation Policy, Tenant’s Auto Policy and Tenant’s Property Policy to be issued by reputable insurers that are (x) permitted to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least XII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(D)                               Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

(E)                                Tenant’s liability hereunder is not limited to the amount of Tenant’s insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Section 14.1, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Requirements. Landlord’s review of, or approval of, any insurance that Tenant carries shall not limit Tenant’s obligation to carry the insurance that this Section 14.1 requires Tenant to carry.

14.2.                     Landlord’s Insurance.

(A)                               Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect covering the Building and the Alterations other than the Specialty Alterations, to the extent insurable on commercially reasonable terms under then available standard forms of “Special Form” insurance policies, covering the perils insured under the ISO special causes of loss form CP 10 30 (June, 1995 edition or newer), including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord’s option, in such lesser amount as will avoid co-insurance (such insurance being referred to herein as “Landlord’s Property Policy”). Tenant acknowledges that (i) Landlord’s Property Policy may encompass rent insurance, and (ii) Landlord may also obtain a commercial general liability insurance policy.

(B)                               Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant notifies Landlord of the completion of such Alterations and the cost thereof, and maintains adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Landlord shall have the right to provide that the coverage of Landlord’s Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building or the Alterations. Landlord shall not be required to carry insurance on Tenant’s Property or the Specialty Alterations. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant’s business.

14.3.                     Mutual Waiver of Subrogation.

Subject to the provisions of this Section 14.3, Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Notwithstanding anything to the contrary contained herein, Landlord and Tenant also hereby release the Landlord Indemnitees and the Tenant Indemnitees, as the case may be, from and agree that, they shall not make any claim against or seek to recover from the Landlord Indemnities or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by (or required to be covered by) Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) (with the understanding, therefore, that the party that sustains such loss or damage shall not have a claim against the other party to reimburse the party that sustains such loss or damage for the amount of such party’s deductible or self-insured retention). Any obligation of Landlord to indemnify Tenant with respect to loss or damage to Tenant’s Property and any obligation of Tenant to indemnity Landlord with respect to loss or damage to the Building shall be subject to this Section 14.3.

14.4.                     Evidence of Insurance.

On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including copies or endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof (it being understood that Acord 25 shall suffice for Tenant’s Liability Policy, Tenant’s Auto Policy and Tenant’s Worker’s Compensation Policy and Acord 27 or 28 shall suffice for Tenant’s Property Policy and Landlord’s Property Policy). Each party shall deliver to the other party evidence of each renewal or replacement of a policy prior to the expiration of such policy.

14.5.                     No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant’s Property Policy or otherwise) that covers the property that is covered by Landlord’s Property Policy.

14.6.                     Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.

If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than general office use, and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord’s Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office use, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 14.6 expands Tenant’s rights under Article 3 hereof.

Article 15

CASUALTY

15.1.                     Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2.                     Landlord’s Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to (i) the Premises (including, without limitation, the Alterations), (ii) the Building Systems that service the Premises, and (iii) the common elements of the Building that Tenant uses to gain access to the Premises, in each ease to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, any portion of Landlord’s Work that Landlord did not Substantially Complete on the date that the fire or other casualty occurred. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall use commercially reasonable efforts to perform such repairs diligently, in a good and workmanlike manner, and in a manner that minimizes to the extent reasonably practicable interference with Tenant’s use and occupancy of any portion of the Premises that remains tenantable. Landlord shall not be required to restore Tenant’s Property or the Specialty Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of the fire or other casualty). Landlord shall not be obligated to restore any Alterations unless (i) Tenant has Substantially Completed the performance thereof, (ii) Tenant has given Landlord notice to the effect that Tenant has Substantially Completed such Alterations, (iii) Tenant has given Landlord notice of the cost incurred by Tenant in performing such Alterations, and (iv) Tenant has maintained records with respect to such Alterations in a form that allows Landlord to make a full insurance recovery therefor under Landlord’s Property Policy. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirement that are then in effect. Landlord shall not be obligated to restore the

Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.3.                     Rent Abatement.

(A)                               Subject to Section 15.3(B) hereof, the Fixed Rent and the Escalation Rent that is otherwise due and payable hereunder shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises that is not reasonably usable for the uses permitted under Section 3.1 hereof by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Premises immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that Landlord Substantially Completes the restoration described in Section 15.2 hereof or the applicable portion of the Premises becomes accessible, as the case may be.

(B)                               If a fire or other casualty occurs in the Premises after the Commencement Date and prior to the Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by Section 15.3(A) hereof (from and after the Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant would have been entitled under Section 15.3(A) hereof if the Rent Commencement Date had occurred immediately prior to such fire or other casualty. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to reimburse Landlord for any insurance deductible following a casualty if this Lease is terminated as a result of such casualty.

15.4.                     Landlord’s Termination Right.

If the Building is so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the ninetieth (90th) day after such fire or other casually; provided, however, that it the Premises ore not substantially damaged or rendered substantially untenantable by such fire or other casualty, then Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least seventy-five percent (75%) of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates). Landlord also shall have the right to terminate this Lease if the owners of the condominium established by the Condominium Declaration do not make the election contemplated by Section 339-ee of the New York Real Property Law to restore the Building after a fire or other casualty (to the extent that such election is required to be made by such unit owners). If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that (A) is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (B) is not later than the first (1st) anniversary of the date on which such fire or other casualty occurs, and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.4, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

15.5.                     Tenant’s Termination Right.

(A)                               Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.2 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor’s estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the “Casualty Statement”); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord’s right to terminate this Lease under Section 15.4 hereof. If the estimated time period as set forth in the Casualty Statement exceeds twelve (12) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.

(B)                               This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant’s right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the date that is thirty (30) days after the last day of the estimated time period set forth in the Casualty Statement (the date described in this clause (iii) being referred to herein as the “Second Bite Date”), (iv) Tenant gives Landlord notice no earlier than the Second Bite Date to the effect that this Lease will terminate under this Section 15.5(B) if Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date, and (v) Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date.

(C)                               If the Term terminates as provided in this Section 15.5, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination “as is” and otherwise in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord’s obligation to make any such refund shall survive such termination of this Lease).

15.6.                     Termination Rights at End of Term.

Subject to the terms of this Section 15.6, if the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant’s obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.6, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.6, the term “substantially damaged” shall mean that: (a) a fire or other casualty precludes Tenant from using more than thirty percent (30%) of the Premises for the conduct of its business, and (b) Tenant’s inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs. If (x) the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, and (y) Landlord exercises Landlord’s right to terminate this Lease under this Section 15.6, then Tenant shall have the right to make Landlord’s aforesaid termination ineffective by exercising the Renewal Option within five (5) Business Days after the date that Landlord exercises Landlord’s aforesaid right to terminate this Lease under this Section 15.6 (as to which period of five (5) Business Days time shall be of the essence) (it being understood, however, that nothing contained in this Section 15.6 (I) extends the date by which Tenant has the right to exercise the Renewal Option pursuant to Article 20 hereof, or (II) limits Landlord’s right to terminate this Lease under Section 15.4 hereof).

15.7.                     No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an “express agreement to the contrary” for purposes of Section 227 of the New York Real Property Law.

Article 16

CONDEMNATION

16.1.                     Effect of Condemnation.

(A)                               Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B)                               If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1)                                 except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant’s Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant’s Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining after such acquisition or condemnation (other than any retail portion of the Building);

(2)                                 on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant if either (i) at least fifteen percent (15%) of the Usable Area of the Premises is so acquired or condemned, or (ii) Landlord terminates leases (including this Lease) for at least seventy-five percent (75%) of the Usable Area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates); and

(3)                                 if (a) the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the Usable Area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant give any such notice to terminate this Lease.

(C)                               Landlord shall refund to Tenant, promptly after the date that such taking or acquisition becomes effective, any Rental that Tenant has theretofore paid for the Premises (or the applicable portion thereof that is so taken or acquired) to the extent that such Rental is properly allocable to the period after the date that such taking or acquisition becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(D)                               If this Lease terminates pursuant to the provisions of this Section 16.1, then the Rental for the portion of the Premises that is not taken or acquired shall be apportioned as of the termination date. Landlord shall refund promptly to Tenant any Rental that Tenant has theretofore paid for any period after the date that such termination becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(E)                                If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord’s expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has theretofore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.

16.2.                     Condemnation Award.

Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Properly. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property included in such taking, for any moving expenses or for the costs incurred by Tenant in performing the Initial Alterations (prior to Tenant’s Substantial Completion thereof) in the portion of the Premises that is not so condemned or acquired.

16.3.                     Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17

ASSIGNMENT AND SUBLETTING

17.1.                     General Limitations.

(A)                               Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term “Transfer” shall mean:

(1)                                 (a) an assignment of a Permitted Party’s rights under, or a delegation of such Permitted Party’s duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party’s interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and

(2)                                 any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, to change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that (i) a termination or cancellation of an Occupancy Agreement shall not constitute a Transfer for purposes hereof, and (ii) such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).

(B)                               The term “Occupancy Agreement” shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).

(C)                               The term “Permitted Party” shall mean Tenant and any other Person that has the right to occupy the Premises (or any pan thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

(D)                               Subject to Section 17.8 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party’s interest in the applicable Occupancy Agreement for purposes of this Article 17.

(E)                                The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(F)                                 The assignment by any Person that constitutes Tenant of the tenant’s interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person’s liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person’s liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person’s liability hereunder.

(G)                               Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

(H)                              If Tenant assigns the tenant’s interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee’s use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord’s prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

17.2.                     Landlord’s Expenses.

Tenant shall reimburse Landlord for a reasonable processing fee, any reasonable Out-of-Pocket Costs that Landlord incurs in connection with any proposed Transfer, including, without limitation, reasonable attorneys’ fees and disbursements, and the reasonable costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

17.3.                     Recapture Procedure.

(A)                               Tenant shall have the right to institute the procedure described in this Section 17.3 (the “Recapture Procedure”) only by giving to Landlord notice thereof (a “Transfer Notice”), which:

(1)                                 refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2)                                 sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the “Recapture Space”).

(3)                                 sets forth the material terms under which Tenant intends to consummate the Transfer (including, for example, (a) the rental to be paid by a subtenant, (b) the consideration to be paid by or to an assignee, (c) the work allowance to which a subtenant is entitled, (d) the term of a proposed sublease, and the nature and cost of any work that Tenant intends to perform to prepare

(4)                                 sets forth the date on which Tenant proposes that the term of a Transfer that constitutes a sublease, license or other similar agreement that grants occupancy rights will commence, or that a Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the “Transfer Date”) (it being understood that the Transfer Date shall be no sooner than thirty (30) days, and no later than two hundred seventy (270) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Proposed Transfer Terms”).

Tenant shall not be required to identify, in the Transfer Notice, the Person to which Tenant intends to make the Transfer (the Person to which a Transfer is made being referred to herein as the “Transferee”). Nothing contained in this Section 17.3 limits Tenant’s right to give to Landlord, simultaneously, a Transfer Notice and a notice that requests Landlord’s approval of a particular Transfer pursuant to Section 17.4 hereof.

(B)                               The term “Transfer Expenses” shall mean the actual Out-of-Pocket Costs that the Permitted Party that makes the applicable Transfer (the “Transferor”) pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that a Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises (or the applicable portion thereof that is involved in the Transfer), (iii) costs that a Transferor pays in making Alterations to prepare the Premises (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee’s initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys’ fees and disbursements that a Transferor pays in connection with consummating such Transfer, and (vi) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.6 hereof.

(C)                                       The term “Amortized Transfer Expenses” shall mean, with respect to any period, the amount of the Transfer Expenses that amortize during such period if the Transfer Expenses are amortized, in equal monthly installments, with interest calculated at the Base Rate, over the period that the Transferee is obligated to make payments to a Transferor in respect of the applicable Transfer.

(D)                                       The term “Recapture Date” shall mean the thirtieth (30(lh)) day after the date that Tenant gives the Transfer Notice to Landlord.

(E)

(1)                                         If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes a sublease for the Recapture Space with respect to which the term thereof expires on or prior to the date that is twelve (12) months before the Fixed Expiration Date, but excluding an Exempt Sublease (any sublease that expires before such date being referred to herein as a “Short-Term Sublease”), then Landlord shall have the right to sublease (or to cause the Recapture Subtenant to sublease) the Recapture Space from Tenant, on the terms set forth in this Section 17.3(E), by giving notice thereof (the “Recapture Sublease Notice”) to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such sublease of the Recapture Space that Landlord elects to consummate under this Section 17.3(E) being referred to herein as a “Recapture Sublease”).

(2)                                          If Landlord gives a Recapture Sublease Notice to Tenant, then Tenant shall, and Landlord shall (or Landlord shall cause the Recapture Subtenant to), consummate a Recapture Sublease for the Recapture Space on the following terms:

(a)                                 Landlord shall give to Tenant, within twenty (20) days after the date that Landlord gives to Tenant the Recapture Sublease Notice, a proposed sublease that conforms with the terms set forth in this Section 17.3(E) and is otherwise on the terms set forth in this Lease. Tenant shall execute and deliver such sublease promptly after Landlord’s submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Subtenant to execute and deliver) such sublease promptly after Tenant delivers to Landlord the counterpart thereof that is executed by Tenant.

(b)                                 Landlord shall have the right to designate that the subtenant under the Recapture Sublease is a Person other than Landlord (the Person that constitutes the subtenant under a Recapture Sublease being referred to herein as the “Recapture Subtenant”).

(c)                                  The rental payable by the Recapture Subtenant to Tenant shall be calculated on either of the following methods, as designated by Landlord (with the understanding that Landlord shall be deemed to have elected clause (i) below if Landlord does not designate otherwise in the Recapture Sublease Notice):

(i)                                     the excess of (I) the rental that would have been payable by the Transferee for the applicable calendar month as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses for such month that would have resulted from the Proposed Transfer Terms; or

(ii)                                  the Fixed Rent and the Escalation Rent that is due under this Lease for the Recapture Space.

(d)                                 The term of the Recapture Sublease shall commence on the Transfer Date and shall extend for the term set forth in the Transfer Notice as part of the Proposed Transfer Terms (with the understanding that the Recapture Subtenant shall have the right to extend the term of the Recapture Sublease for a term that corresponds, or for terms that correspond, to any renewal right or renewal rights that are set forth in the Transfer Notice as part of the Proposed Transfer Terms).

(e)                                  If, during the term of the Recapture Sublease (or during the period that the Recapture Subtenant, or any Person claiming by, through or under the Recapture Subtenant, remains in occupancy of the Recapture Space after the term of the Recapture Sublease expires or earlier terminates), an event or circumstance occurs that is attributable to the Recapture Subtenant (or a Person claiming by, through or under the Recapture Subtenant), then such event or circumstance shall not constitute a default by Tenant hereunder (and, accordingly, Tenant shall not have liability to Landlord in connection therewith).

(f)                                   Tenant shall have the right to offset against the Rental due hereunder an amount equal to the rental that the Recapture Subtenant fails to pay when due to Tenant.

(g)                                  The Recapture Subtenant (and any Person claiming by, through or under the Recapture Subtenant), during the term of the Recapture Sublease, shall have the right to make alterations to the Recapture Space; provided, however, that the Recapture Subtenant shall be required to restore the Recapture Space upon the expiration of the term of the Recapture Sublease to the extent required by the applicable Proposed Transfer Terms.

(h)                                 If the Recapture Space does not constitute the entire Premises, then Tenant, at Tenant’s expense, shall cause the Recapture Space to be demised separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms).

(i)                                     The Recapture Subtenant shall have the right to further sublease the Recapture Space, or assign the Recapture Subtenant’s rights as subtenant under the Recapture

Sublease, to any third party, without Tenant having any rights to consent thereto or to receive additional payments from the Recapture Subtenant in connection therewith.

(j)                                    The Recapture Subtenant shall not have the right to receive from Tenant any free rent, tenant improvement allowance or other similar concession that constitutes part of the Proposed Transfer Terms.

(F)

(1)                                 If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes either a sublease for the Recapture Space (other than a Short-Term Sublease or an Exempt Sublease) or an assignment, then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3(F), by giving notice thereof (the “Recapture Termination Notice”) to Tenant not later than the Recapture Date (any such termination of this Lease with respect to the Recapture Space being referred to herein as a “Recapture Termination”).

(2)                                 If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(3)                                 If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:

(a)                                 Tenant, at Tenant’s expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms),

(b)                                 effective as of the Transfer Date. Tenant’s Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof),

(c)                                  effective as of the Transfer Date, Tenant’s Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof),

(d)                                 the Fixed Rent as set forth in Article 2 hereof from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for the applicable portion of the Premises that constitutes the Recapture Space, and

(e)                                  Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term; and

(f)                                   effective as of the Transfer Date, the references in this Lease to the Premises shall be deemed to be references to the Premises (other than the Recapture Space).

(4)                                 If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense, then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to the excess (if any) of:

(a)                                 the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease since the Transfer Date for the Premises (or the applicable portion thereof that constitutes the Recapture Space), over

(b)                                 the sum of (A) the excess of (I) the rental that would have been payable by the Transferee since the Transfer Date as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses under the Proposed Transfer Terms that would have theretofore accrued, and (B) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(F)(4) in respect of such Recapture Termination.

Tenant’s obligation to pay such amount to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

(5)                                 If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of Tenant’s interest under this Lease, then Tenant shall pay to Landlord the sum of:

(a)                                 the present value of the consideration (if any) that would have been payable by Tenant to the Transferee under the Proposed Transfer Terms (calculated as of the Transfer Date using a discount rate equal to the Base Rate), and

(b)                                 the excess, if any. of (I) the present value of the Transfer Expenses that Tenant would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to Tenant under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate).

Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date, Tenant’s obligation to pay such amounts to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

(G)                               The term “Exempt Sublease” shall mean (x) with respect to clause 17.3(E) a sublease that (i) has a term of four (4) years or less (after taking into account any renewal options that available to the subtenant thereunder), and (ii) demises to the subtenant no more than twenty-four thousand seven hundred seventy (24,770) square feet of Rentable Area (after taking into account any expansion or rights of first offer options that are available to the subtenant).

17.4.                     Certain Transfer Rights.

Subject to Section 17.8 hereof, Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Permitted Party’s consummating a Transfer, provided that:

(A)                               Tenant has theretofore instituted the Recapture Procedure for such Transfer; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for (i) a Transfer that is proposed to be consummated by a Permitted Party other than Tenant or (ii) an Exempt Sublease;

(B)                               Landlord’s right to elect to consummate a Recapture Sublease or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord’s having exercised Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)); provided, however, that this Section 17.4(B) shall not apply for (i) a Transfer that is proposed to be consummated by a Permitted Party other than Tenant or (ii) an Exempt Sublease;

(C)                               the net economic benefit of the Transfer to the Transferor is no less than ninety-five percent (95%) of the net economic benefit of the Proposed Transfer Terms to the Transferor; provided, however, that this Section 17.4(C) shall not apply for (i) a Transfer that is proposed to be consummated by a Permitted Party other than Tenant or (ii) an Exempt Sublease;

(D)                               the Transfer occurs no earlier than the thirtieth (30th) day before the Transfer Date and no later than the thirtieth (30th) day after the Transfer Date; provided, however, that this Section 17.4(D) shall not apply for (i) a Transfer that is proposed to be consummated by a Permitted Party other than Tenant or (ii) an Exempt Sublease;

(E)                                Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto);

(F)                                 the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by

Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (F) prohibits a Permitted Party from (I) consummating a Transfer at a rental rate that is less than such prevailing rate, or (II) disseminating broker’s fliers or other marketing materials that indicate that the rental rate for the Premises (or the applicable portion thereof) is available upon request);

(G)                               no Event of Default has occurred and is continuing;

(H)                              the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(I)                                   the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;

(J)                                   the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building (if Landlord has or reasonably expects that it shall have within the next four (4) months space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in such Transfer) and Landlord promptly provides Tenant with reasonably evidence of such comparable space and such availability;

(K)                              neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building (if Landlord has or reasonably expects that it shall have within the next six (6) months space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in such Transfer);

(L)                                the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

(M)                            if the Transfer constitutes an assignment of the tenant’s interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and

(N)                               if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to the Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord’s option, may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1)                                 liable for any act or omission of the Transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the Transferor under such sublease, and (y) may be remedied by the providing a service or performing a repair),

(2)                                 subject to any defense or offsets which the Transferee may have against the Transferor that accrue prior to the date that Landlord succeeds to the interest of the Transferor,

(3)                                 bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,

(4)                                 bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of the Transferor under such sublease,

(5)                                 bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of the Transferor under such sublease) (with the understanding, however, that if (I) the Premises, or the applicable portion thereof, is damaged by fire or other casualty, or affected by condemnation, prior to the date that Landlord succeeds to the interest of the Transferor under such sublease, (II) Landlord would have otherwise been required to perform the restoration of the Premises, or the applicable portion thereof, that is required by virtue of such fire or other casually, or such condemnation, in accordance with the terms hereof, and (III) Landlord does not elect to perform such restoration by giving notice thereof to the subtenant on or prior to the tenth (I0th) day after the date that Landlord so succeeds, then such subtenant shall have the right to terminate such sublease (and such subtenant’s obligation to so attorn to Landlord, as aforesaid) by giving notice thereof to Landlord within ten (10) days after the last day of such period of ten (10) days during which Landlord has the right to give such notice to such subtenant),

(6)                                 bound by any amendment or modification of such sublease made without Landlord’s consent, or

(7)                                 bound to return the Transferee’s security deposit, if any, until such deposit has come into Landlord’s actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(N) being collectively referred to herein as the “Basic Sublease Provisions”).

17.5.                     Preliminary Approval.

Tenant shall have the right to submit to Landlord a statement that describes in reasonable detail the basic terms of a proposed Transfer that a Permitted Party proposes to consummate, and that identifies, and provides reasonable information that describes, the prospective Transferee (any such statement being referred to herein as a “Term Sheet”). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of the transaction described in the Term Sheet, provided that the transaction as described therein satisfies the requirements set forth in clauses (A), (C), (D), (F), (G), (H), (I), (J), (K), (L) and (M) of Section 17.4 hereof. Tenant acknowledges that the applicable Transfer shall remain subject to Landlord’s approval pursuant to Section 17.4 hereof (except that the scope of Landlord’s review of the applicable Transfer under Section 17.4 hereof shall be limited as provided in this Section 17.5). If (i) Tenant gives to Landlord a Term Sheet in respect of a particular proposed Transfer as contemplated by this Section 17.5, (ii) Landlord approves (or is deemed to have approved) such Transfer under this Section 17.5, (iii) Tenant submits to Landlord a counterpart of the definitive documents that the applicable Permitted Party proposes to use for the applicable Transfer within one hundred eighty (180) days after the date that Tenant submits the Term Sheet to Landlord, and (iv) the terms of such definitive documents are consistent in all material respects with the terms set forth in the Term Sheet, then Landlord shall not have the right to withhold consent to the applicable Transfer pursuant to clauses (A), (C), (D), (F), (G), (H), (I), (J), (K), (L) and (M) of Section 17.4 hereof (it being understood, however, that Landlord shall retain the right to object to the proposed Transfer to the extent that the applicable Transfer does not satisfy the requirements set forth in clauses (E), (L), (M) and (N) of Section l7.4 hereof). If Tenant gives Landlord a Term Sheet in respect of a particular proposed Transfer and Landlord does not exercise its rights under Section 17.3 hereof within thirty (30) days after receipt of such Term Sheet, then Landlord shall be deemed to have waived its rights under Section 17.3 hereof with respect to such proposed Transfer, and notwithstanding anything to the contrary in Section 17.4 hereof, Tenant shall not be required to provide Landlord with a separate Recapture Notice with respect to such transaction provided that such Term Sheet shall provide in bold and capital letters: “THIS TERM SHEET SHALL BE DEEMED TO BE A RECAPTURE NOTICE UNDER THE LEASE PURSUANT TO SECTION 17.5 THEREOF”.

17.6.                     Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation. any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)).

17.7.                     Transfer Profit.

(A)                               Subject to the terms of this Section 17.7 and Section 17.8 hereof, Tenant shall pay as additional rent to Landlord, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent, an amount equal to the excess of (I) fifty percent (50%) of the Transfer Profit for each Transfer that is determined as of the last day of the immediately preceding calendar month, over (II) the aggregate amount of the payments that Tenant has theretofore paid to Landlord for such Transfer under this Section 17.7(A).

(B)

(1)                                 The term “Transfer Profit” shall mean, with respect to any particular Transfer, the excess (if any) of (x) the Transfer Inflow for such Transfer for the period beginning on the first (1st) day of the term of the applicable Transfer (if such Transfer is a sublease or sublicense) or the date that such Transfer becomes effective (if such Transfer is an assignment of the tenant’s interest under this Lease or an assignment of the subtenant’s interest under a sublease or a sublicense (or further sublease or sublicense)) (as the case may be), over (y) the sum of (a) the Transfer Outflow for such Transfer for such period, and (b) the Amortized Transfer Expenses for such Transfer for such period.

(2)                                 The term “Transfer Inflow” shall mean, with respect to any particular Transfer for any particular period, the amount that the Transferor receives during such period from or on behalf of the Transferee attributable to the applicable Transfer (including, without limitation, amounts received by the Transferor which are nominally for something other than real property or personal property and which are in substance received in exchange for leasing the Premises or the applicable portion thereof).

(3)                                 The term “Transfer Outflow” shall mean:

(a)                                 with respect to any Transfer that is a sublease or sublicense (or a further sublease or sublicense), the aggregate amount that the Transferor pays during the applicable period for the Premises (or the applicable portion thereof that is involved in the Transfer) to the counterparty under the Occupancy Agreement through which the Transferor derives its rights to the Premises (or the applicable portion thereof that is involved in the Transfer), and

(b)                                 with respect to any Transfer that is an assignment of the tenant’s interest under this Lease or the subtenant’s interest under a sublease or sublicense (or further sublease or sublicense), zero.

(C)                             If the Transferor (or an Affiliate thereof) receives in a transaction that occurs concurrently with the applicable Transfer consideration from the Transferee (or an Affiliate thereof) for the sale or lease of personal property or for services that the Transferor (or an Affiliate thereof) agrees to provide for the Transferee (or an Affiliate thereof), then (I) the Transfer Inflow shall include (in addition to the consideration that the Transferor receives for the Transfer) an amount equal to such other consideration, and (II) the Transfer Outflow shall include (in addition to the items that are otherwise includible in Transfer Outflow for purposes hereof) (a) the cost that the Transferor (or such Affiliate thereof) incurs in acquiring the personal property that the Transferor (or such Affiliate thereof) sells to the Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with GAAP), (b) the amortization of the cost that the Transferor (or such Affiliate thereof) incurs in acquiring any personal property that the Transferor (or such

Affiliate thereof) leases to the Transferee, or (c) the cost that the Transferor (or an Affiliate thereof) incurs in providing such services, as the case may be.

17.8.                     Permitted Transfers.

(A)                               The term “Net Worth Assignment Requirement” shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day after the applicable assignment has been consummated a current balance sheet for the applicable Permitted Party and the assignee that reflects that the assignee’s tangible net worth, as determined in accordance with GAAP, immediately after the applicable Transfer has been consummated is not less than the tangible net worth of the Permitted Party on the immediately preceding the date that the applicable Transfer has been consummated.

(B)                               A Permitted Party shall have the right to assign such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, (ii) Tenant, with such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party’s interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party, and (iii) the Net Worth Assignment Requirement is satisfied.

(C)                               The merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation is not principally for the purpose of transferring such Permitted Party’s interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

(D)                               The assignment of a Permitted Party’s entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party’s interest in such Occupancy Agreement, (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

(E)                                The direct or indirect transfer of shares or equity interests in a Permitted Party which result in a transfer of Control in such Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, but excluding in the context of an initial public offering that is accomplished through the public “over the counter” securities market or through any recognized stock exchange or in the context of a subsequent offering of equity securities or an equity financing) shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with clauses (ii) and (iii) hereof to the extent that such direct or indirect transfer of shares or equity interests which results in a transfer of Control is accomplished through the public “over-the-counter” securities market or through any recognized stock exchange or occurs in the context of an equity financing).

(F)                                 A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.

(G)                               If (I) (i) a Permitted Party assigns such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party, or (ii) a Permitted Party subleases or licenses (or further subleases or sublicenses) all or part of the

Premises to an Affiliate of such Permitted Party, in either case without Landlord’s consent as provided in this Section 17.8 and without paying to Landlord any Transfer Profit that derives therefrom, and (II) the assignee or subtenant or sublicensee subsequently assigns the interest of such assignee or such subtenant or sublicensee under the applicable Occupancy Agreement to a third party in a Transfer that is not governed by the provisions of this Section 17.8 or further subleases or sublicenses all or part of the Premises to a third party in a Transfer that is not governed by the provisions of this Section 17.8, then, for purposes of calculating the Transfer Profit that is due to Landlord for such subsequent assignment or sublease or sublicense, the parties shall assume that the assignment or sublease or sublicense that the Permitted Party consummated without Landlord’s approval under this Section 17.8 did not occur previously (and, accordingly, the parties, in calculating Transfer Profit for such Transfer that is not governed by this Section 17.8, shall include any Transfer Profit that resulted from the prior Transfer from the Permitted Party to its Affiliate).

Article 18

TENANT’S RIGHT OF FIRST OFFER TO LEASE

18.1.                     Right of First Offer.

(A)                               Landlord shall not lease to any Person other than Tenant the Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18.

(B)                               The term “Option Space” shall mean the leasable space in the Building that is located on the third (3rd) floor of the Building as more particularly shown on Exhibit “18.2” attached hereto and made a part hereof. It being understood and agreed that if Tenant elects not to exercise the Additional Space Option pursuant to Article 19 hereof or does not otherwise lease the Additional Space then the Additional Space shall be deemed Option Space subject to and in accordance with this Article 18 and the Option Space shall be deemed Additional Space for the one hundred eighty (180) day period following the Commencement Date subject to and in accordance with Article 19 hereof.

18.2.                     Option Notice.

Landlord shall institute the procedure described in this Article 18 by giving notice thereof (the “Option Notice”) to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the “Applicable Option Space”), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant’s occupancy (such date designated by Landlord being referred to herein as the “Scheduled Option Space Commencement Date”), and (iv) set forth Landlord’s calculation of the number of square feet of Rentable Area in the Applicable Option Space.

18.3.                     Option Procedure.

Tenant shall have the option (the “Option”) to lease the Applicable Option Space for a term (the “Option Term”) commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the “Option Response Notice”) to Landlord not later than the ten (10) Business Days after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. If Tenant does not give the Option Response Notice to Landlord on or prior to the tenth (10th) Business Day after the date that Landlord gives the Option Notice to Tenant, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Article 18 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 18.

18.4.                     Certain Limitations.

(A)                               Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other Person without first offering the Applicable Option Space to Tenant as contemplated by this Article 18) if, on the date that Landlord offers the Space for lease to the general public:

(1)                                 the Minimum Occupancy Requirement is not satisfied; provided, however, that the Minimum Occupancy Requirement shall not apply during the first eighteen (18) months of the Term,

(2)                                 the Initial Tenant Requirement is not satisfied,

(3)                                 the Minimum Demise Requirement is not satisfied, or

(4)                                 the Applicable Option Space constitutes Recapture Space with respect to which Landlord exercised its rights under Section 17.3 hereof.

(B)                               Tenant shall not have the right to exercise the Option prior to (x) Landlord’s leasing the Option Space (or the applicable portion thereof) to any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person’s lease), or (y) Landlord’s leasing the Option Space (or the applicable portion thereof) to any Person in the first transaction that Landlord consummates from and after the date hereof, and, accordingly. (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Article 18.

(C)                               Tenant’s exercise of the Option shall be ineffective if, on the date that Tenant gives the Option Response Notice, an Event of Default has occurred and is continuing. If (i) Tenant exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, an Event of Default has occurred and is continuing, (x) the Minimum Demise Requirement is not satisfied, (y) the Minimum Occupancy Requirement is not satisfied; provided, however, that the Minimum Occupancy Requirement shall not apply during the first eighteen (18) months of the Term or (z) the Initial Tenant Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date. Landlord shall have the right to declare Tenant’s exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.

(D)                               Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or any portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any other Person without first offering the Option Space (or such portion thereof) to Tenant as contemplated by this Article 18. The term “Option Cutoff Date” shall mean the date that is three (3) years before the Fixed Expiration Date, except that if Tenant exercises the Renewal Option, then the Option Cutoff Date shall be the date that is three (3) years before the last day of the Renewal Term.

(E)                                Subject to the terms of this Section 18.4(E), any Option Response Notice that Tenant gives to Landlord shall not be effective for purposes hereof (and shall be of no force or effect), if applicable subject to the terms of this Section 18.4(E), Tenant includes therewith an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that increases the amount of the Letter of Credit by an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Rent for a full calendar month that becomes payable hereunder for the Applicable Option Space, by (y) six (6). Landlord and Tenant shall calculate initially the amount of the aforesaid increase in the Letter of Credit assuming that the Fixed Rent for the Applicable Option Space is an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (x) the Fixed Rent that is payable hereunder at such time (other than the Fixed Rent that is payable hereunder for the Applicable Option Space), by (y) the number of square feet of Rentable Area comprising the Premises at such time (other than the Rentable Area comprising the Applicable Option Space), by (II) the number of square feet of Rentable Area comprising the Applicable Option Space. Landlord and Tenant shall adjust the amount of the aforesaid increase in the Letter of Credit to the extent (if any) necessary within ten (10) Business Days after the date that the parties determine the Fair Market Rent for the Applicable Option Space in accordance with the terms of Article 21 hereof. Notwithstanding the foregoing, in the event that Tenant provides to Landlord an audited balance sheet that is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the date of such Option Response Notice is less than sixty (60) days after the last day of the most recently ended fiscal quarter), and, such audited balance sheet of Tenant reflects that Tenant’s tangible net worth, as determined in accordance with GAAP, is less than One Hundred Million Dollars ($100,000,000) then, only in such event, Tenant shall be obligated to provide such amendment to the Letter of Credit.

18.5.                     Lease Provisions Apply.

If Tenant exercises the Option in accordance with the provisions of this Article 18, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

(A)                               The Applicable Option Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 18.5).

(B)                               Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor.

(C)                               The Fixed Rent for the Applicable Option Space shall be an amount equal to the Fair Market Rent therefor.

18.6.                     Delivery.

Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date in broom clean condition with all Building Systems serving the Applicable Option Space in good working order; provided, however, that (x) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence to cause vacant and exclusive possession of the Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option Space to Tenant as contemplated by this Section 18.6, being referred to herein as the “Option Space Commencement Date”), and (y) if such Person’s right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Option or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date. Landlord and Tenant intend that this Section 18.6 constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law.

Article 19

TENANT’S RIGHT TO LEASE ADDITIONAL SPACE

19.1.                     Additional Space.

(A)                               The term “Additional Space” shall mean the space in the Building as shown by cross-hatching in Exhibit “19.1” attached hereto and made a part hereof.

(B)                               The term “Scheduled Additional Space Commencement Date” shall mean the day on Which Landlord reasonably anticipates that Landlord’s Pre-Commencement Work in the Additional Space shall be Substantially Complete.

19.2.                     Option.

On or promptly following the one hundred eightieth (180th) day following the Commencement Date, Landlord shall give Tenant a notice (the “Reminder Notice”) reminding Tenant that Tenant has the option (the “Additional Space Option”) to lease the Additional Space for a term (the “Additional Space Term”) commencing on the Additional Space Commencement Date and expiring on the Expiration Date. In addition to reminding Tenant of the Additional Space Option, the Reminder Notice shall set forth the Rentable Area of the Additional Space and the Scheduled Additional Space Commencement Date. Tenant shall have the right to exercise the Additional Space Option by giving notice thereof (the “Additional Space Notice”) to Landlord on or prior to the fifth (5th) Business Day following the date on which Landlord gives the Reminder Notice. Time shall be of the essence as to the date by which Tenant must give the Additional Space Notice to Landlord to exercise the Additional Space Option. If Tenant does not give the Additional Space Notice to Landlord on or prior to such date, then, subject to the terms of Article 18 hereof, Landlord shall thereafter have the right to lease the Additional Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Additional Space under this Article 19. Tenant shall not have the right to revoke an Additional Space Notice given to Landlord pursuant to this Article 19. Tenant shall not have the right to exercise the Additional Space Option for only a portion of the Additional Space.

19.3.                     Certain Limitations.

(A)                               Tenant shall have the right to exercise the Additional Space Option only during the period that the Minimum Demise Requirement is satisfied and the Initial Tenant Requirement is satisfied.

(B)                               Tenant’s exercise of the Additional Space Option shall be ineffective if, on the date that Tenant gives the Additional Space Notice to Landlord, an Event of Default has occurred and is continuing. If (i) Tenant exercises the Additional Space Option, and (ii) at any time prior to the Additional Space Commencement Date, an Event of Default has occurred and is continuing, the Minimum Demise Requirement is not satisfied or the Initial Tenant Requirement is not satisfied, then, at any time prior to the Additional Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the Additional Space Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Additional Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.

19.4.                     Lease Provisions Apply.

If Tenant exercises the Additional Space Option in accordance with the provisions of this Article 19, then, on the Additional Space Commencement Date, the following provisions shall become effective:

(A)                               The Additional Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 19.4).

(B)                               The Fixed Rent for the Additional Space shall be due and payable from and after the Rent Commencement Date.

(C)                               The Fixed Rent for the Additional Space shall be (i) $48 per square foot of Rentable Area of the Additional Space for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the date that is five (5) years after the Rent Commencement Date and (ii) $53 per square foot of Rentable Area of the Additional Space for the period commencing on the date that is five (5) years after the Rent Commencement Date and ending on the Fixed Expiration Date.

(D)                               The Tax Payment for each Tax Year from and after the Additional Space Commencement Date shall be increased to reflect the inclusion of the Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Additional Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the quotient obtained by dividing (i) the Taxes for the two (2) fiscal years commencing on July 1, 2013 and ending on June 30, 2015, by (ii) two (2).

(E)                                The Operating Expense Payment for each Operating Expense Year from and after the Additional Space Commencement Date shall be increased to reflect the inclusion of the Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Additional Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the 2014 calendar year.

(F)                                 Landlord shall not be obligated to perform any work or make any installations in the Additional Space or grant Tenant a work allowance therefor; provided, however, that (i) Landlord shall perform Landlord’s Pre-Commencement Work therein to the extent reasonably applicable, (ii) Landlord shall contribute to the cost of the Initial Alterations that Tenant performs in the Additional Space an amount equal to the product obtained by multiplying (x) Sixty-Five Dollars and No Cents ($65.00), by (y) the number of square feet of Rentable Area comprising the Additional Space (the amount described in this clause (ii) being referred to herein as the “Additional Space Tenant Fund”), (iii) Landlord shall disburse the Additional Space Tenant Fund to or on behalf of Tenant in accordance with the provisions of Section 7.12 hereof, and (iv) Tenant shall have the right to use no more than fifteen percent (15%) of the Additional Space Tenant Fund for Soft Costs.

19.5.                     Delivery.

(A)                               If Tenant exercises the Additional Space Option pursuant to this Article 19, then Landlord shall deliver vacant and exclusive possession of the Additional Space to Tenant on the Scheduled Additional Space Commencement Date in broom clean condition with all Building Systems serving the Additional Space in good working order; provided, however, that if Landlord’s Pre-Commencement Work in the Additional Space is not Substantially Complete by the Scheduled Additional Space Commencement Date, then Landlord shall deliver the Additional Space to Tenant on the date on which Landlord’s Pre-Commencement Work in the Additional Space is Substantially Complete (the Scheduled Additional Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Additional Space to Tenant as contemplated by this Section 19.5(A), being referred to herein as the “Additional Space Commencement Date”). Landlord shall have no liability to Tenant, and Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Additional Space Option or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Additional Space to Tenant on the Scheduled Additional Space Commencement Date. Landlord and Tenant intend that this Section 19.5(A) constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law.

Article 20

RENEWAL

20.1.                     Renewal Option.

(A)                               Subject to the terms of this Article 20, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for the entire Premises for one (1) additional period of five (5) years (the “Renewal Term”), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date and end on the day that is five (5) years after the Fixed Expiration Date, provided that (a) this Lease has not been previously terminated as of the date that Tenant gives Landlord notice (the “Renewal Notice”) of Tenant’s election to exercise the Renewal Option, (b) no Event of Default has occurred and is continuing on the date that Tenant gives Landlord the Renewal Notice, (c) the Minimum Occupancy Requirement is satisfied on the date that Tenant gives the Renewal Notice to Landlord, and (d) the Initial Tenant Requirement is satisfied.

(B)                               The Renewal Option shall be exercisable only by Tenant’s delivering the Renewal Notice to Landlord not later than the three hundred sixty-fifth (365th) day before the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant’s exercise of the Renewal Option ineffective if (a) an Event of Default has occurred and is continuing as of the Fixed Expiration Date, (b) the Minimum Demise Requirement is not satisfied as of the Fixed Expiration Date: (c) the Minimum Occupancy Requirement is not satisfied as of the Fixed Expiration Date, or (d) as of the Fixed Expiration Date, the Initial Tenant Requirement is not satisfied, in either case by giving notice thereof to Tenant during the period commencing on the Fixed Expiration Date and ending on the date that is fifteen (15) days after the Fixed Expiration Date (it being understood that (x) if Landlord so declares Tenant’s exercise of the Renewal Option ineffective, then the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant notice of such declaration (in which case Tenant shall pay the Rental due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 20.1(B) limits Landlord’s other rights or remedies after the occurrence of an Event of Default).

20.2.                     Lease Provisions Apply.

If Tenant exercises the Renewal Option, then the leasing of the Premises during the Renewal Term shall be upon the terms set forth herein, except that:

(A)                               the Fixed Rent for the Premises during the Renewal Term shall be the Fair Market Rent thereof;

(B)                               Landlord shall have no obligation to perform any work in connection with Tenant’s exercise of the Renewal Option;

(C)                               Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant’s exercise of the Renewal Option; and

(D)                               the provisions of this Article 20 shall not be applicable to permit Tenant to further extend the Term.

Article 21

FAIR MARKET RENT

21.1.                     Certain Definitions.

(A)                               The term “Fair Market Rent” shall mean annual fair market rental value.

(B)                               The term “Applicable Area” shall mean:

(I)                                   the Premises, in connection with the determination of the Fair Market Rent thereof, and

(2)                                 the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof.

(C)                               The term “Applicable Date” shall mean:

(1)                                 the Fixed Expiration Date, in connection with the determination of the Fair Market Rent of the Premises, and

(2)                                 the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space.

21.2.                     Fair Market Rent Assumptions.

The Fair Market Rent shall be determined as of the Applicable Date assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that the Applicable Area is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.

21.3.                     Fair Market Procedure.

If Tenant exercises the Renewal Option, or Tenant exercises the Option, then Landlord and Tenant shall each deliver simultaneously to the other, at Landlord’s office, a notice (each, a “Rent Notice”), on a date mutually agreed upon, but in no event later than:

(1)                                 one hundred eighty (180) days before the Fixed Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises, and

(2)                                 the later to occur of (I) three (3) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space,

as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord’s determination of the Fair Market Rent is referred to as “Landlord’s Determination” and Tenant’s determination of the Fair Market Rent is referred to as “Tenant’s Determination”). If (i) Landlord fails to give Landlord’s Determination to Tenant, and (ii) Tenant tenders Tenant’s Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant’s Determination. If (i) Tenant fails to give Tenant’s Determination to Landlord, and (ii) Landlord tenders Landlord’s Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord’s Determination.

(B)                               If Tenant’s Determination is lower than Landlord’s Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and

Tenant gives Tenant’s Determination to Landlord. If Tenant’s Determination is higher than Landlord’s Determination, then the Fair Market Rent for the Applicable Area shall be the average of Landlord’s Determination and Tenant’s Determination. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and the date that Tenant gives Tenant’s Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such appraiser being referred to herein as the “Appraiser”). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser’s fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an Expedited Arbitration Proceeding for the sole purpose of designating the Appraiser.

(C)                               The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord’s Determination or Tenant’s Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser’s aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 21. The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.

(D)                               If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 21, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Determination and Tenant’s Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the tenth (10th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate (it being agreed that if Landlord fails to make such payment within thirty (30) days after Tenant’s demand therefor, then Tenant shall have the right to apply against the Rental thereafter coming due hereunder a credit in an aggregate amount equal to such excess and such interest, until such credit is exhausted).

Article 22

DEFAULT

22.1.                     Events of Default.

The term “Event of Default” shall mean the occurrence of any of the following events:

(A)                               Tenant fails to pay any installment of Fixed Rent when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant; provided, however, that if (x) Tenant fails to pay any installment of Fixed Rent when due, (y) Tenant has theretofore failed to pay at least three (3) installments of Fixed Rent when due during the immediately preceding period of twelve (12) months, and (z) Landlord has theretofore given Tenant notice of Tenant’s aforesaid failure to pay when due at least three (3) installments of Fixed Rent during such period of twelve (12) months, then Tenant’s failure to pay such installment of Fixed Rent shall constitute an Event of Default (without Landlord’s being required to first give Tenant notice of such failure and an opportunity to cure such failure, as aforesaid);

(B)                               Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for seven (7) Business Days after the date that Landlord gives notice of such failure to Tenant;

(C)                               a Permitted Party’s interest under the applicable Occupancy Agreement devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, and such Transfer is not reversed within ten (10) days after the date that such Transfer occurs;

(D)                               Tenant defaults in respect of Tenant’s obligations under Section 4.8 hereof, and such default continues for more than three (3) Business Days after Landlord gives Tenant notice thereof;

(E)                                Tenant defaults in respect of Tenant’s obligations under Section 7.5(A)(4) hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant notice thereof;

(F)                                 Tenant fails to provide Landlord with a replacement Letter of Credit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default as provided in Section 26.2 hereof within five (5) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replacement;

(G)                               an Insolvency Event occurs;

(H)                              Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default; or

(I)                                   the Premises are abandoned.

22.2.                     Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof; provided, however, that if the Event of Default derives from an Insolvency Event, then the provisions of Article 23 hereof shall apply.

Article 23

TENANT’S INSOLVENCY

23.1.                     Assignments pursuant to the Bankruptcy Code.

(A)                               The term “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B)                               If Tenant, Tenant’s trustee or Tenant as debtor-in-possession (each, an “Insolvency Party”) proposes to assign the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant’s interest under this Lease on terms acceptable to Tenant, then the Insolvency Party shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 23.1(D) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the tenant’s interest under this Lease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment.

(C)                               Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in connection with Tenant’s assignment of the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Landlord’s submission to Tenant of an invoice therefor that contains reasonable supporting documentation for the charges described therein.

(D)                               A Person that submits a bona fide offer to take by assignment the tenant’s interest under this Lease as described in Section 23.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee’s taking by assignment the tenant’s interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant’s obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person’s financial statements, audited by a certified public accountant in accordance with GAAP, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may not be construed as a lease of real property in a shopping center).

(E)                                If Tenant’s interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(F)                                 Nothing contained in this Article 23 limits Landlord’s rights against Tenant under Article 17 hereof.

23.2.                     Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 23.2, the

Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord’s rights under this Section 23.2, being referred to herein as a “Predecessor Tenant”) shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant’s rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence, Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 23.2 only by giving notice thereof to Tenant and to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant’s default thereunder.

23.3.       Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A)                               a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B)                               a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C)                               any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of sixty (60) days; or

(D)                               any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E)                                a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F)                                 a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor’s assets, and such appointment is not vacated or stayed within fifteen (15) Business Days (the events described in this Section 23.3 being collectively referred to herein as “Insolvency Events”).

The term “Tenant Obligor” shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guarantied all or any part of the obligations of Tenant hereunder, and (f) any Person that previously constituted Tenant hereunder provided, however, if (i) Tenant’s tangible net worth, determined in accordance with generally accepted accounting principles, consistently applied, is equal to or greater than fifteen (15) times the annual Rental that is then payable hereunder as of the date that the Insolvency Event occurs, and (ii) Tenant, within forty-five (45) days after the occurrence of the Insolvency Event, gives to Landlord audited financial statements of Tenant for the fiscal quarter most recently ended that reflect such tangible net worth, then a Tenant Obligor shall not include any Person that previously constituted Tenant hereunder, unless such Person is an Affiliate of Tenant. If this Lease terminates pursuant to this Section 23.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof.

23.4.                     Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord’s right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant’s obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 23.1(D) hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

23.5.                     Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant’s payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 24

REMEDIES AND DAMAGES

24.1.                     Certain Remedies.

(A)                               If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 22 hereof, or (y) this Lease terminates as provided in Section 23.3 hereof, then:

(1)                                 Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2)                                 Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B)                               Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord’s part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C)                               In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

24.2.                     No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

24.3.                     Calculation of Damages.

(A)                               If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

(1)                                 all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the ease may be;

(2)                                 the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 24.1(A) hereof for any part of such period (such excess being referred to herein as a “Deficiency”), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent or Escalation Rent (as the case may be), and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding); and

(3)                                 regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by (X) deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (Y) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord to any Person other than an Affiliate of Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.

(B)                               If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 24.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C)                               Nothing contained in this Article 24 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in this Section 24.3.

Article 25

LANDLORD’S EXPENSES AND LATE CHARGES

25.1.                     Landlord’s Costs.

(A)                               Tenant shall pay to Landlord an amount equal to the reasonable costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) to the extent that such legal proceeding derives from the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(A) shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).

(B)                               Tenant shall pay to Landlord an amount equal to the reasonable costs that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(B) shall be adjusted appropriately to reflect the extent to which Landlord is successful in defending against such claim).

25.2.                     Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the fifth (5th) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. Nothing contained in this Section 25.2 limits Landlord’s rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default. Notwithstanding the foregoing, before assessing any such late charge for the first time in any twelve (12) month period, Landlord shall provide Tenant notice of such failure to pay and shall waive such late charge if Tenant makes such payment within five (5) days of such notice.

Article 26

SECURITY

26.1.                     Security Deposit.

Subject to the terms of this Article 26, Tenant, on the date hereof, shall deposit with Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) that (i) is in the amount of One Million One Hundred Eighty-Eight Thousand Nine Hundred Sixty Dollars and No Cents ($1,188,960.00), (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, and (vi) is issued by, and drawn on, a bank that (a) has a Standard & Poor’s rating of at least “AA” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof), (b) has not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (c) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the “Bank Requirements”).

26.2.                     Landlord’s Rights.

If (a) an Event of Default occurs and is continuing, (b) an Insolvency Event occurs, or (c) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Rental that then remains unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of such Event of Default or such Insolvency Event or Tenant’s aforesaid failure to vacate the Premises or surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date. If Landlord so applies any part of the proceeds of the Letter of Credit, then Tenant, upon demand, shall provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor’s hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor’s a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “AA” as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 26.1 hereof) within fifteen (15) days after the date that Landlord gives Tenant notice of such issuer’s failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) days, then Landlord, in addition to Landlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 26.2 limits Landlord’s rights or remedies in equity, at law, or as otherwise set forth herein.

26.3.                     Return of Security.

Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) within thirty (30) days after Tenant performs all of the obligations of Tenant hereunder upon the expiration or earlier termination of the Term. Landlord’s obligations under this Section 26.3 shall survive the expiration or earlier termination of the Term.

26.4.                     Transfer of Letter of Credit.

Tenant, at Tenant’s expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord’s assignment of Landlord’s rights under this Lease to a Person that succeeds to Landlord’s interest in the Real Property, promptly after Landlord’s request from time to time.

26.5.                     Renewal of Letter of Credit.

If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 26 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the ninetieth (90th) day after the Expiration Date.

26.6.                     Reduction in Security Amount.

(A)                               Subject to the terms of Section 18.4(E) hereof, and this Section 26.6, Tenant shall have the right to reduce the amount of the Letter of Credit to Nine Hundred Ninety Thousand Eight Hundred Dollars and No Cents ($990,800.00) as of the date that is two (2) years after the Rent Commencement Date, and to further reduce the amount of the Letter of Credit to Seven Hundred Ninety-Two Thousand Six Hundred Forty Dollars and No Cents ($792,640.00) as of the date that is four (4) years after the Rent Commencement Date , and to further reduce the amount of the Letter of Credit to Five Hundred Ninety-Four Thousand Four Hundred Eighty Dollars and No Cents ($594,480.00) as of the date that is six (6) years after the Rent Commencement Date.

(B)                               Tenant shall have the right to request any such reduction only by giving notice thereof to Landlord at any time from and after the tenth (10th) day before the date that Tenant is entitled to such reduction. Tenant shall not be entitled to reduce the amount of the Letter of Credit if (I) an Event of Default has occurred and is continuing on the date that Tenant requests such reduction or the date that Landlord consummates such reduction, or (II) Landlord theretofore applied all or any portion of the security deposited hereunder. If Tenant requests and is entitled to any such reduction in accordance with the terms of this Section 26.6, then Landlord shall permit Tenant, at Tenant’s expense, to amend or replace the Letter of Credit to reflect such reduction.

Article 27

END OF TERM

27.1.                    End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear, casualty, condemnation and damage for which Tenant is not responsible under the terms of this Lease (including, casualty damage) excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 27.

27.2.                     Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to (x) one hundred fifty percent (150%) of the aggregate Rental that was payable under this

Lease during the last month of the Term, for the first two (2) months (or portion of any month) of such holdover and (y) two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term, for each month or portion of a month thereafter. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date). Nothing contained in this Section 27.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise. Landlord’s acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 27.

Article 28

NO WAIVER

28.1.                       No Surrender.

(A)                             Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B)                                No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant’s account, then Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant’s obligations under this Lease.

28.2.                       No Waiver by Landlord.

(A)                             Landlord’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(B)                                No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or us Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(C)                             Landlord’s failure during the Term to prepare and deliver any invoices, and Landlord’s failure during the Term to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

(D)                             No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

28.3.                       No Waiver by Tenant.

(A)                             Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

(B)                             Tenant’s failure during the Term to make a demand for payment under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any amount which may have become due during the Term (except to the extent otherwise expressly set forth herein). Landlord’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

Article 29

JURISDICTION

29.1.                       Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

29.2.                       Submission to Jurisdiction.

Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by Landlord against Tenant concerning any matters relating to this

Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

29.3.                     Waiver of Trial by Jury; Counterclaims.

(A)                                  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant. Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise.

(B)                                If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Tenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant. Nothing contained in this Section 29.3(B) limits Tenant’s right to assert claims against Landlord in a separate proceeding.

Article 30

NOTICES

30.1.                       Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:

if to Tenant, at:

350 Marine Parkway

Redwood City, California 94065

Attn.: Kirk Thompson

Director of Real Estate and Facilities

If to Landlord, at:

c/o Vornado Office Management LLC

888 Seventh Avenue

New York, New York 10019

Attn.: President - New York Division

with a copy to:

Vornado Realty Trust

210 Route 4 East

Paramus, New Jersey 07652

Attn: Chief Financial Officer

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 30. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) Business Days alter the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 30 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager’s right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant).

Article 31

BROKERAGE

31.1.                       Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Newmark Grubb Knight Frank and its Affiliates (collectively, the “Broker”).

Article 32

INDEMNITY

32.1.                     Tenant’s Indemnification of the Landlord Indemnitees.

(A)                                Subject to the terms of this Section 32.1, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a “Claim Against Landlord”) made by a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1)                               a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party’s conducting such Permitted Party’s business in the Premises) (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);

(2)                               an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (Subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Recapture Space);

(3)                                 the breach of any covenant to be performed by Tenant hereunder;

(4)                                    a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 31.1 hereof);

(5)                                 a Person with whom a Permitted Party has dealt making a claim for a leasing commission or other similar compensation in connection with a Transfer;

(6)                                    a Compliance Challenge (or Tenant’s delaying Tenant’s compliance with a Requirement during the pendency of a Compliance Challenge); or

(7)                                 Landlord’s cooperating with Tenant as contemplated by Section 7.4(A) hereof.

Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Landlord. Nothing contained in this Section 32.1 limits the provisions of Section 34.19 hereof.

(B)                             The term “Landlord Indemnitees” shall mean, collectively, Landlord, Landlord’s managing agent, each Lessor, each Mortgagee and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(C)                             The term “Tenant Indemnitees” shall mean each Permitted Party and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(D)                             The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 32.1.

32.2.                       Landlord’s Indemnification of the Tenant Indemnitees.

(A)                                 Subject to the terms of this Section 32.2, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a “Claim Against Tenant”) made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1)                                 the breach of any covenant to be performed by Landlord hereunder;

(2)                                 a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 31.1 hereof);

(3)                                 Landlord’s failure to pay the Broker a commission or other compensation in connection herewith; or

(4)                                    a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Recapture Space by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Tenant.

(B)                               The parties intend that the Tenant Indemnitees (other titan Tenant) shall constitute third-party beneficiaries of this Section 32.2.

32.3.                     Indemnification Procedure.

(A)                               If at any time a Claim Against Tenant is made or threatened against a Tenant Indemnitee, or a Claim Against Landlord is made or threatened against a Landlord

Indemnitee, then the Person entitled to indemnity under this Article 32 (the “Indemnitee”) shall give to the other party (the “Indemnitor”) notice of such Claim Against Tenant or such Claim Against Landlord, as the case may be (the “Claim”); provided, however, that the Indemnitee’s failure to provide such notice shall not impair the Indemnitee’s rights to indemnity as provided in this Article 32 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B)                             The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor designates and that the Indemnitee approves (it being understood that (I) the Indemnitee shall not unreasonably withhold, condition or delay such approval, (II) the Indemnitee shall be deemed to have approved such attorneys if the Indemnitee fails to respond within ten (10) days to the Indemnitor’s request for approval, and (III) the attorneys designated by the Indemnitor’s insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor’s failure to notify the Indemnitee of the Indemnitor’s election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.

(C)                             Subject to the terms of this Section 32.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 32.3(B) hereof, then the Indemnitee may participate, at the Indemnitee’s expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as otherwise provided in this Section 32.3(C), the Indemnitor shall not be required to pay the costs that Indemnitee Otherwise incurs in engaging counsel to consult with Indemnitee in connection with the Claim.

(D)                             If the Claim is a Claim Against Landlord, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Claim Against Tenant, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E)                                The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a “Settlement”). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee’s approval of a proposed Settlement, provided that (I) the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), or (II) the Person making the Claim releases the Indemnitee from any obligations owed to such Person pursuant to such

Settlement that remain executory after the consummation thereof). If (x) the terms of the Settlement do not provide for the Indemnitor’s making payment, in cash, to the Person making the Claim, the entire amount of the Settlement, contemporaneously with the Indemnitee’s approval thereof (so that either the Indemnitor or the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), (y) the Person making the Claim does not release the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof, and (z) the Indemnitee does not approve the proposed Settlement, then the Indemnitor’s aggregate liability under this Article 32 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

(F)                               If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 32.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 32.

Article 33

LANDLORD’S CONSENTS; ARBITRATION

33.1.                      Certain Limitations.

Subject to the terms of Section 33.2 hereof, Tenant hereby waives any claim against Landlord for Landlord’s unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 33.

33.2.                     Expedited Arbitration.

(A)                              If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord’s consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an

Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval, or the thirtieth (30th) day after the date that Tenant claims that Landlord’s delaying such consent or approval first became unreasonable, as the case may be.

(B)                             The sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

(C)                             The term “Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-4(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(c) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-7 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator’s fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator’s fees).

Article 34

ADDITIONAL PROVISIONS

34.1.                     Tenant’s Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property.

34.2.                     Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed counterpart of this Lease to each other.

34.3.                     No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.

34.4.                    Extent of Landlord’s Liability.

(A)                            The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any other Person that constitutes Landlord alter the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.

(B)                             The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder.

(C)                            The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

34.5.                   Extent of Tenant’s Liability.

If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors,

officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant’s obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder.

34.6.                     Survival.

Subject to the terms hereof. Tenant’s liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date.

34.7.                     Recording.

Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly alter Landlord’s submission thereof to Tenant.

34.8.                     Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

34.9.                     Counterparts.

This Lease may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement.

34.10.                Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

34.11.              Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

34.12.                  Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

34.13.              Vault Space.

If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

34.14.              Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental. Landlord acknowledges that Landlord’s right to access the Premises as provided in this Section 34.14 is subject to the provisions of Article 9 hereof.

34.15.               Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

34.16.              Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

34.17.              Authority.

(A)                             Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business in the Premises, (ii) Tenant has full power and authority to carry on its business in the Premises, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.

(B)                             Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

34.18.                  Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term. (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

34.19.              Consequential Damages.

Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers (it being understood, however, that nothing contained in this Section 34.19 limits Landlord’s right to recover damages (x) as expressly provided in Section 24.3(A) hereof and in Section 27.2 hereof, or (y) for Tenant’s failure to remove Specialty Alterations to the extent provided in Section 7.8(A) hereof). Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.

34.20.              Tenant’s Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant’s letterhead or promotional materials without Landlord’s prior approval.

34.21.                  Specially Designated Nationals; Blocked Persons; Embargoed Persons.

(A)                             Tenant represents and warrants to Landlord that (a) Tenant and each person or entity directly or indirectly owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Requirements or that this Lease is in violation of Requirements, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. $1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of Requirements.

(B)                             Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit. Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with Requirements.

(C)                                Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be an Event of Default. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default.

This page constitutes the signature page to the Lease, dated as of the    day of July, 2013, between VNO 100 WEST 33RD STREET LLC, as landlord, and ROCKET FUEL INC., as tenant, for certain space in the building known by the street address of 100 West 33rd Street, New York, New York 10001

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

VNO 100 WEST 33RD STREET LLC

By:	Vornado Shenandoah Holdings LLC, managing member

	By:	Vornado Really L.P., manager

		By:	Vornado Realty Trust, general partner

			By:	/s/ David Greenbaum
Name: David Greenbaum
Title: President - New York Division

ROCKET FUEL INC., a Delaware corporation

BY:	/s/ J. Peter Bardwick
	Name:	J. Peter Bardwick
	Title:	C.F.O

By:
Name:
Title:

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT

(Within New York State)

STATE OF	)
: ss.:
COUNTY OF	)

On the          day of                  , in the year 2013, before me, the undersigned personally appeared                      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT

(Outside of New York State)

STATE OF	)
: ss.:
COUNTY OF	)

On the          day of                    , in the year 2013, before me, the undersigned, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in                           . (Insert the city or other political subdivision and the state or country or other place the acknowledgment was taken.)

(Signature and office of individual taking acknowledgment)

Exhibit “A”

Premises

100 West 33rd Street (MF1415)

3rd

[FLOOR PLAN]

Exhibit “3.3”

Rules

1.                                      Tenant shall not obstruct the common areas of the Building. Tenant shall not use the common areas of the Building for any purpose other than for the purpose that the applicable common area is used ordinarily.

2.                                      Tenant shall not use any plumbing fixtures that are connected to Building Systems for any purpose other than the ordinary purpose for which such plumbing fixtures are installed.

3.                                      Tenant shall not use the Premises in any manner that materially and unreasonably interferes with the use of any other portion of the Building for ordinary business purposes.

4.                                      Tenant shall not at any time keep in the Premises any flammable, combustible or explosive substance, except for any such substances that are incidental to the use or maintenance of the Premises for ordinary office purposes or the performance of Alterations that are performed in accordance with the terms of this Lease.

5.                                      Tenant shall not bring any bicycles, vehicles or animals of any kind into the Premises or the Building (except for (x) service animals, and (y) bicycles or other vehicles that Tenant has the right to bring into the Building in accordance with applicable Requirements, with the understanding, however, that Tenant shall bring such bicycles and other vehicles into the Building only in a manner that conforms with reasonable rules that Landlord establishes therefor in accordance with applicable Requirements).

6.                                      Subject to Section 3.3 of the Lease, Tenant shall comply with the security procedures that Landlord reasonably adopts from time to time for the Building. Tenant acknowledges that Landlord’s security procedures may include, without limitation, (i) Landlord’s denying entry to the Building by any person who does not present a Building pass or who does not comply with Landlord’s procedures regarding the registration of visitors to the Building, and (ii) procedures governing the inspection of freight that arrives at the loading facilities for the Building.

7.                                      Landlord shall have the right to require Tenant to (x) direct Persons who are delivering packages to the Premises to make delivery to an office in the Building that Landlord designates (in which case Landlord shall make arrangements for such packages to be delivered to Tenant using other personnel that Landlord engages), or (y) arrange for such Persons to be escorted by a representative of Tenant while such Person makes delivery to the Premises.

8.                                      Tenant shall subject to inspection by Landlord or Landlord’s designee all items being brought into the Building by or on behalf of Tenant (including, without limitation, packages, boxes, bags, handbags, attache cases, and suitcases). Landlord may refuse entry into the Building to any Person who refuses to cooperate with such inspection or who is carrying any item which has a reasonable likelihood of being dangerous to persons or property.

9.                                      Tenant, at Tenant’s expense, shall operate its interior lights for the employees of Landlord during the period that such employees make repairs in the Premises or perform cleaning services in accordance with the terms of this Lease.

10.                               Tenant shall not canvass or solicit the other occupants of the Building. Tenant shall cooperate reasonably with Landlord in connection with Landlord’s efforts to prevent any Person from canvassing, soliciting or peddling in the Building.

11.                               Tenant shall use in the Building only hand trucks and hand carts that in either case are equipped with rubber tires and side guards.

12.                               Tenant shall implement a policy that precludes its personnel from smoking in the Building and shall use reasonable efforts to enforce such policy.

Exhibit “3.4”

Tenant’s Signs Location and Specifications

(Sec Attached)

100 West 33rd Street (MF1415) - 3rd - Floorplan

[FLOOR PLAN]

Exhibit “4.4”

Cleaning Specifications

NIGHTLY (ON BUSINESS DAYS)

•                     Sweep hard-surfaced flooring in general office space using a dust-down preparation.

•                     Carpet sweep carpets in general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).

•                     Hand dust and wipe clean all furniture, fixtures and window sills in the general office areas that are within reach of the cleaning staff without ladders.

•                     Empty and clean waste receptacles in the general office areas and remove wastepaper.

•                     Dust the interior of waste receptacles in the general office areas.

•                     Wash clean water fountains and coolers in the general office areas.

•                     Sweep private stairways within the premises.

•                     Sweep and wash (using disinfectant) all floors in the base building lavatories that are located in the Building core.

•                     Wash and polish mirrors, shelves, bright work and enameled surfaces in the base building lavatories that are located in the Building core.

•                     Wash and disinfect basins, bowls and urinals in the base building lavatories that are located in the Building core.

•                     Wash toilet seats in the base building lavatories that are located in the Building core.

•                     Hand dust and clean all partitions, tile walls, dispensers and receptacles in the base building lavatories that are located in the Building core.

•                     Empty paper receptacles and remove wastepaper in the base building lavatories that are located in the Building core.

•                     Fill toilet tissue holders in the base building lavatories that are located in the Building core.

•                     Empty and clean sanitary disposal receptacles in the base building lavatories that are located in the Building core.

WEEKLY

•                     Vacuum clean carpeting and rugs in the general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).

•                  Dust door louvres and other ventilating louvres that are within reach of the cleaning staff without ladders.

•                  Wipe clean bright work.

QUARTERLY

•                  High dust the Premises, including the following:

•                     Dust pictures, frames, charts, graphs and similar wall hangings that are not reached in nightly or weekly cleaning.

•                     Dust clean vertical surfaces, such as walls, partitions, doors and door bucks and other surfaces not reached in nightly or weekly cleaning.

•                     Dust pipes, ventilating and air-conditioning louvers, ducts, high moldings and other high areas not reached in nightly or weekly cleaning.

•                     Dust Venetian blinds.

ADDITIONAL SERVICES

•                  Wash the exterior of windows periodically, subject to weather conditions and Requirements.

Exhibit “6.2”

Landlord’s Pre-Commencement Work

1.              Deliver the Premises code compliant, vacant, with interior improvements demolished and in broom clean condition ready for the Initial Alterations.

2.              Existing sprinkler infrastructure to remain in place. Landlord acknowledges that the entire floor has a code compliant sprinkler system and loop in place per NYC DOB Code for vacant and demolished space

3.              Provide ample connections to the Building’s Class “E” system. No tie in fee shall be charged to Tenant.

4.              Fireproofing, fire stopping and enclosure of any exposed structural steel in accordance with Code.

5.              Provide existing electrical closets with main feeds in place and ready for distribution by Tenant.

6.              Demise the Premises (and other unit(s) on the floor) and demise the common corridors and common the elevator lobby of the third (3rd) floor of the Building.

7.              Create trimmed elevator openings for freight elevators located on the western wall of the Premises.

8.              Relocate the fire hoses, as necessary, within the Premises

9.              Relocate the ceiling mounted water heating unit, as necessary, to accommodate the demising wall.

10.       Fireproof the underside of the deck where two (2) staircases have been removed and the slab filled-in

11.       Remove any plywood flooring and replace with the raised floor system.

Exhibit “7.2”

Space Plan for Initial Alterations

[FLOOR PLAN]

Exhibit “18.1”

Option Space

100 West 33rd Street (MF1415)

3rd

[FLOOR PLAN]

Exhibit “19.1”

Additional Space

100 West 33rd Street (MF1415)

3rd

[FLOOR PLAN]